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Pursuant to Rule 424(B)(5)
Registration No. 333-124615

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 18, 2005)

5,000,000 Shares

Class A Common Stock

We are offering 5,000,000 shares of Class A common stock.

Our Class A common stock is listed on the New York Stock Exchange under the symbol "WTS." On November 15, 2006, the closing price of our Class A common stock on the New York Stock Exchange was $41.58 per share.

	Per Share	Total

Public offering price	$40.00	$200,000,000
Underwriting discounts and commissions	$1.90	$9,500,000
Proceeds to Watts Water Technologies, before expenses	$38.10	$190,500,000

We have granted the underwriters an option for a period of 30 days to purchase up to 750,000 additional shares of our Class A common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments.

Investing in our Class A common stock involves risks. See "Risk factors" beginning on page S-7 of this prospectus supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about November 21, 2006.

JPMorgan
KeyBanc Capital Markets
Robert W. Baird & Co.
SunTrust Robinson Humphrey

November 15, 2006

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Description of Class A common stock	34
Description of depositary shares	35
Description of warrants	39
Description of stock purchase contracts and stock purchase units	40
How we plan to sell the securities	41
Experts	44
Legal matters	44

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise provided in this prospectus supplement, trademarks identified by ® and ™ are registered trademarks or trademarks, respectively, of Watts Water Technologies, Inc. or its subsidiaries.

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About this prospectus supplement

This prospectus supplement supplements the accompanying prospectus that is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under the shelf registration statement, we may sell Class A common stock, preferred stock, debt securities, depositary shares, warrants, stock purchase contracts and stock purchase units, or any combination of these securities, in one or more offerings with a total offering price of up to $300,000,000. This prospectus supplement provides specific information about the offering of shares of our Class A common stock under the shelf registration statement. You should carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference. In case there are any differences or inconsistencies among this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should only rely on the information contained in the document with the latest date. Please refer to the information and documents listed under the heading "Information Incorporated By Reference" in the accompanying prospectus.

Forward-looking statements

This prospectus supplement, including the information incorporated by reference in this prospectus supplement, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this prospectus supplement, or in information incorporated by reference in this prospectus supplement, regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "predicts," "potential," "intends," "continue," "may," "plans," "projects," "will," "should," "could," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements included in this prospectus supplement and the accompanying prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may be a party to or make. We do not assume any obligation to update any forward-looking statements.

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Summary

Because this is a summary, it does not contain all the information about Watts Water Technologies, Inc. that may be important to you. To understand the specific terms of the offering, you should read this prospectus supplement and the accompanying prospectus carefully. You should also carefully read the section entitled "Risk Factors" in this prospectus supplement and in the accompanying prospectus and the documents identified under the caption "Information Incorporated By Reference" in the accompanying prospectus. Unless otherwise indicated, references to "we," "our," "ours," "us," "our company," "Watts" and "Watts Water Technologies" refer, collectively, to Watts Water Technologies, Inc. and its consolidated subsidiaries.

Our business

We are a leading supplier of products used in the water quality, water conservation, water safety and water flow control markets in North America and Europe, with an emerging presence in China. For over 130 years, we have designed and manufactured products that promote the comfort and safety of people and the quality and conservation of water used in commercial and residential applications. We believe that we have the broadest range of products in terms of design distinction, size and configuration in a majority of our principal product lines. Our principal product lines include:

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backflow preventers for preventing contamination of potable water caused by reverse flow within water supply lines and fire protection systems;

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a wide range of water pressure regulators for both commercial and residential applications;

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water supply and drainage products for commercial and residential applications;

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temperature and pressure relief valves for water heaters, boilers and associated systems;

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point-of-use water filtration and reverse osmosis systems for both commercial and residential applications;

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thermostatic mixing valves for tempering water in commercial and residential applications;

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systems for under-floor radiant applications and hydraulic pump groups for gas boiler manufacturers and renewable energy applications, including solar heat pumps;

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flexible stainless steel connectors for natural and liquid propane gas in commercial food service and residential applications; and

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large diameter butterfly valves for use in China's water infrastructure.

We sell our products to wholesale distributors, do-it-yourself, or DIY, chains, such as The Home Depot, Inc. and Lowe's Companies, Inc., and original equipment manufacturers, or OEMs. Most of our sales are of products approved under regulatory standards incorporated into state and municipal plumbing, heating, building and fire protection codes in North America and Europe. We have consistently advocated the development and enforcement of such codes and remain committed to providing products to meet these standards, in particular, safety and control valve products. We maintain quality control and testing procedures at each of our manufacturing facilities in order to manufacture products in compliance with code requirements. Additionally, a majority of our manufacturing facilities are ISO 9000, 9001 or 9002 certified by the International Organization for Standardization.

Our industry

We estimate the annual global water market to be approximately $365 billion, of which the market that our products address is approximately $60 billion. Within the markets we serve, our sales are relatively balanced between residential and commercial segments, with renovations and remodeling driving a significant portion of demand for our products.

Competition for sales in the water quality, water conservation, water safety and water flow control markets is generally based on brand preference, engineering specifications, plumbing code requirements, price, technological expertise, delivery times and breadth of product offerings. The competitive environment in our industry is characterized by:

Consolidation of manufacturers.    Our industry has experienced significant consolidation over the past decade due to the benefits of increased scale and broader product offerings. Many of our competitors have made numerous acquisitions or have been acquired themselves one or more times. Despite the ongoing consolidation, our industry remains highly fragmented, with numerous competitors and continued opportunities for further acquisitions.

Consolidation of North American and European wholesale distributors.    The wholesale distribution channels for our products in North America and Europe are becoming more concentrated each year. For example, in March 2006, The Home Depot, Inc. acquired Hughes Supply, Inc., one of the largest wholesale distributors in North America. We believe that our product breadth and ability to act as a single source of supply continues to make us an attractive vendor to wholesale distributors in North America.

Large DIY market.    The DIY market in the U.S. is estimated to be approximately $200 billion. We have experienced significant growth in sales of our products in the DIY market since entering that market in 1995, resulting in sales of approximately $165 million in 2005. We believe that our sales in the DIY market have increased primarily due to our development of unique new products and successful merchandising efforts, the expansion of the market with the growth of large national chains, and our ability to fill orders completely and on-time. In addition, our recent acquisition of ATS Expansion Group in France will allow us to expand into the DIY market in various European markets.

Our competitive strengths

Comprehensive portfolio of leading water-related products.    We focus on supplying products for water-related markets, including water quality, water conservation, water safety and water flow control. Our comprehensive portfolio of water-related products provides our customers with purchasing efficiency and ease of service. As wholesale distribution customers have consolidated their vendor base to reduce costs, our broad product offerings have made us more attractive as a single source for their product needs.

Brand preference and leading market positions.    We believe our leading product lines of backflow preventers, water pressure regulators, temperature and pressure relief valves, and thermostatic mixing valves have the highest brand name preference and brand name recognition in North America. We further believe end-users of valves and related systems place a high premium on product quality and reliability, and our strength and reputation in these areas have contributed to our leading market positions.

Successful track record of identifying and integrating acquisitions.    We have successfully acquired and integrated 30 companies since 1999. Our experience in acquiring businesses has resulted in improved financial performance of the acquired companies, increased our global presence and expanded our product line. We invest in opportunities that enable us to expand our existing product offering, enter new product and geographic markets, and acquire new technology and manufacturing capabilities.

Global manufacturing capabilities.    Our sophisticated manufacturing equipment and processes allow us to shift manufacturing of a particular product across our global manufacturing network. We can therefore source our products globally according to costs and customer demand. In addition, we are continuing to source more of our manufacturing from lower-cost majority- or wholly-owned operations in China, Bulgaria and Tunisia.

Technological expertise and new product introductions.    We have developed technological expertise in the design and manufacture of water-related products and solutions. For instance, we recently developed and marketed the first line of flexible water supply connectors with a built-in shutoff device. Our FloodSafe™ auto-shutoff connectors protect homes and businesses from potentially catastrophic water damage resulting from burst or broken water supply connectors. In addition, our Watts Radiant division recently designed Hydronex™ radiant heating panels. Our Hydronex panels are pre-engineered and manufactured in three typical modular configurations for radiant heating applications, providing installers with an alternative to costly custom-built panels.

Efficient distribution and reduced transaction costs.    Over the past five years, we have made significant improvements in our distribution capabilities that have increased the quality of customer service and resulted in reduced transaction costs. We have upgraded our information technology systems, enabling us to increase our level of electronic data interchange transactions, which has improved delivery time and fill rates, allowing our customers to maintain lower inventories.

Experienced management team.    Our senior management team has significant experience in the design, manufacturing, distribution, merchandising and sale of products in our industry. Our executive management team has an average of nine years of service with our company. In addition, this team has substantial experience in the acquisition and integration of businesses, aggressive cost management, global operations and efficient manufacturing techniques, all of which are critical to our long-term growth strategy.

Our growth strategy

Our "Water by Watts" strategy is to be the leading provider of water quality, water conservation, water safety and water flow control products for the residential and commercial markets in North America, Europe and China. Our primary objective is to grow earnings by increasing sales within existing markets, expanding into new markets, leveraging our distribution channels and customer base, making selected acquisitions, reducing manufacturing costs and advocating for the development and enforcement of industry standards.

Growing sales within existing markets.    We intend to continue to introduce products in existing markets by enhancing our preferred brands, developing new complementary products, promoting plumbing code development to drive sales of safety and water quality products and continually improving merchandising in both the DIY and wholesale distribution channels. For example, with our June 2005 acquisition of the water softener business of Alamo Water Refiners, Inc., or Alamo, we broadened our product line in the water purification market by adding a well-known brand of water softeners for both residential and commercial applications.

Expanding into new product and geographic markets.    We continually target selected new product and geographic markets based on growth potential, including our ability to leverage our existing distribution channels. For instance, in January 2005, we acquired HF Scientific, Inc., a manufacturer of instrumentation, test kits and chemical reagents used for monitoring water quality, with applications for laboratory and field use. With the acquisition of HF, we entered the water monitoring market, which complements our market for filtration and other water quality products. In addition, with our acquisition of Changsha Valve Works in April 2006, we entered the water works and water distribution markets in China.

Leverage our distribution channels and customer base.    We continually leverage our distribution channels through the introduction of new products, as well as the integration of products of our acquired companies. For example, our recent acquisition of ATS Expansion Group based in France will allow us to expand into the DIY market in various European markets. We also intend to introduce ATS' product lines into our existing wholesale distribution channels in other European markets. Another example is our December 2005 acquisition of Dormont Manufacturing Company based in Export, Pennsylvania. Dormont is a leading manufacturer of gas connectors in the United States. Watts has a strong presence in the North American wholesale market, which will allow us to introduce Dormont's line of gas connectors in a more meaningful way into that distribution channel. We also intend to introduce Watts' line of plumbing and heating safety products into Dormont's commercial food service distribution channel.

Making selected acquisitions.    We intend to continue to generate growth by targeting selected acquisitions, both in our core markets as well as new complementary markets. We have completed 30 acquisitions since divesting our industrial and oil and gas business in 1999, including nine acquisitions in 2005 and five acquisitions during the first three quarters of 2006. Our acquisition strategy focuses on businesses that manufacture preferred brand name products that address our themes of water quality, water safety, water conservation, water flow control and related complementary markets. We target businesses that will provide us with one or more of the following: an entry into new markets, an increase in shelf space with existing customers, strong brand names, a new or improved technology or an expansion of the breadth of our Water by Watts offering. In the first nine months of 2006, sales from acquisitions contributed approximately 21.1% to our total sales growth over the comparable period of 2005.

Reducing manufacturing costs.    We are committed to reducing our manufacturing costs through a combination of expanding manufacturing in lower-cost countries and consolidating our diverse manufacturing operations in North America and Europe. We have acquired a number of manufacturing facilities in lower-cost regions such as China, Bulgaria and Tunisia, and plan to continue to shift production to these lower-cost regions.

Advocate development and enforcement of standards.    We have consistently advocated the development and enforcement of plumbing codes and are committed to providing products to meet these standards, particularly for safety and control valve products. For example, we participated in the effort to include thermostatic scald protection in the American Society of Sanitary Engineers Standard ASSE 1016 and the subsequent adoption of that standard into national and state plumbing codes. These codes serve as a competitive barrier to entry by requiring that products sold in select states meet stringent criteria.

Corporate information

We were incorporated in Delaware in 1985. Our principal executive offices are located at 815 Chestnut Street, North Andover, Massachusetts 01845-6098, and our telephone number at that location is (978) 688-1811. We maintain a web site at www.wattswater.com. The information contained on our web site is not part of this prospectus supplement or the accompanying prospectus.

The offering

Class A common stock offered	5,000,000 shares
Over-allotment option	We have granted the underwriters an option to purchase up to 750,000 shares of Class A common stock solely to cover over-allotments.
Class A common stock to be outstanding after this offering	30,440,882 shares. This number excludes 7,293,880 shares of Class A common stock issuable upon the conversion of outstanding shares of our Class B common stock.
Use of proceeds	We expect to use the net proceeds from the sale of the Class A common stock sold by us hereby for general corporate purposes, including the funding of future acquisitions.
Voting rights
Holders of our Class A common stock have one vote per share of Class A common stock. Holders of our Class B common stock have ten votes per share of Class B common stock. See "Description of Class A Common Stock" on page 34 of the accompanying prospectus for more information.
Dividends	We have paid cash dividends since our initial public offering in 1986. See "Price range of Class A common stock" on page S-17 of this prospectus supplement for more information.
New York Stock Exchange symbol	WTS

The number of shares of our Class A common stock to be outstanding after this offering is based on the number of shares of Class A common stock outstanding as of October 31, 2006. This number does not include:

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an aggregate of 1,191,895 shares issuable upon exercise of stock options outstanding under our stock option plans as of October 31, 2006;

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an additional 2,221,027 shares available for future grant or issuance pursuant to our stock option plans as of October 31, 2006;

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510,170 shares reserved for issuance under our management stock purchase plan as of October 31, 2006;

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750,000 shares issuable upon exercise of the underwriters' over-allotment option; and

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7,293,880 shares reserved for issuance upon conversion of shares of our Class B common stock as of October 31, 2006.

Risk factors

You should carefully consider the risk factors set forth below, as well as the other information appearing in this prospectus supplement, the accompanying prospectus and the documents to which we refer you, including those incorporated by reference, before making an investment in our Class A common stock.

Risk factors relating to our business

We face intense competition and, if we are not able to respond to competition in our markets, our revenues may decrease.

Competitive pressures in our markets could adversely affect our competitive position, leading to a possible loss of market share or a decrease in prices, either of which could result in decreased revenues and profits. We encounter intense competition in all areas of our business. Additionally, customers for our products are attempting to reduce the number of vendors from which they purchase in order to reduce the size and diversity of their inventories and their transaction costs. To remain competitive, we will need to invest continually in manufacturing, marketing, customer service and support and our distribution networks. We may not have sufficient resources to continue to make such investments and we may be unable to maintain our competitive position. In addition, we anticipate that we may have to reduce the prices of some of our products to stay competitive, potentially resulting in a reduction in the profit margin for, and inventory valuation of, these products. Some of our competitors are based in foreign countries and have cost structures and prices in foreign currencies. Accordingly, currency fluctuations could cause our U.S. dollar-priced products to be less competitive than our competitors' products which are priced in other currencies.

Reductions or interruptions in the supply of raw materials and increases in the costs of raw materials could reduce our profit margins and adversely affect our ability to meet our customer delivery commitments.

We require substantial amounts of raw materials, including bronze, brass, cast iron, steel and plastic and substantially all of the raw materials we require are purchased from outside sources. The availability and costs of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers and changes in exchange rates and worldwide price and demand levels. We typically do not enter into long-term supply agreements. Our inability to obtain adequate supplies of raw materials for our products at favorable costs, or at all, could have a material adverse effect on our business, financial condition or results of operations by decreasing our profit margins and by hindering our ability to deliver products to our customers on a timely basis. The costs of many of these raw materials are at the highest levels that they have been in many years. We may continue to experience further cost increases of these materials. During the first nine months of 2006, cost increases in raw materials were not completely recovered by increased selling prices or other product cost reductions. If we are not able to reduce or eliminate the effect of these cost increases through lowering other costs of production or successfully implementing price increases to our customers, such cost increases from our vendors could continue to have a negative effect on our financial results. Additionally, we continue to purchase increased levels of finished product from international sources. If there is an interruption in delivering these finished products to our domestic warehouses, this could have a negative effect on our financial results.

Implementation of our acquisition strategy may not be successful, which could affect our ability to increase our revenues or our profitability.

One of our strategies is to increase our revenues and profitability and expand our markets through acquisitions that will provide us with complementary water-related products and increase market share for our existing product lines. We cannot be certain that we will be able to identify, acquire or profitably manage additional companies or successfully integrate such additional companies without substantial costs, delays or other problems. Also, companies acquired recently and in the future may not achieve revenues, profitability or cash flows that justify our investment in them. We expect to spend significant time and effort in expanding our existing businesses and identifying, completing and integrating acquisitions. In particular, we expect that management will continue to devote a significant amount of time and effort over the next several months to improve the operational results of our recently acquired subsidiary, Core Industries Inc., including improvements in its profitability, customer satisfaction and revenue growth rate. If we are not successful in implementing these improvements, our financial results may be negatively affected. We have faced increasing competition for acquisition candidates which have resulted in significant increases in the purchase prices of many acquisition candidates. This competition, and the resulting purchase price increases, may limit the number of acquisition opportunities available to us, possibly leading to a decrease in the rate of growth of our revenues and profitability. In addition, acquisitions may involve a number of special risks, including, but not limited to:

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inadequate internal controls over financial reporting and our ability to bring such controls into compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner;

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adverse short-term effects on our reported operating results;

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diversion of management's attention;

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investigations of, or challenges to, acquisitions by competition authorities;

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loss of key personnel at acquired companies; and

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unanticipated management or operational problems or legal liabilities.

We are subject to risks related to product defects, which could result in product recalls and could subject us to warranty claims in excess of our warranty provisions or which are greater than anticipated due to the unenforceability of liability limitations.

We maintain strict quality controls and procedures, including the testing of raw materials and safety testing of selected finished products. However, we cannot be certain that our testing will reveal latent defects in our products or the materials from which they are made, which may not become apparent until after the products have been sold into the market. Accordingly, there is a risk that product defects will occur, which could require a product recall. Product recalls can be expensive to implement and, if a product recall occurs during the product's warranty period, we may be required to replace the defective product. In addition, a product recall may damage our relationship with our customers and we may lose market share with our customers. Our insurance policies may not cover the costs of a product recall.

Our standard warranties contain limits on damages and exclusions of liability for consequential damages and for misuse, improper installation, alteration, accident or mishandling while in the possession of someone other than us. We record an accrual for estimated warranty costs at the time revenue is recognized. We may incur additional operating expenses if our warranty provision does not reflect the actual cost of resolving issues related to defects in our products. If these additional expenses are significant, it could adversely affect our business, financial condition and results of operations.

We face risks from product liability and other lawsuits, which may adversely affect our business.

We have been and may continue to be subject to various product liability claims or other lawsuits, including, among others, that our products include inadequate or improper instructions for use or installation, or inadequate warnings concerning the effects of the failure of our products. In the event that we do not have adequate insurance or contractual indemnification, damages from these claims would have to be paid from our assets and could have a material adverse effect on our results of operations, liquidity and financial condition. We, like other manufacturers and distributors of products designed to control and regulate fluids and gases, face an inherent risk of exposure to product liability claims and other lawsuits in the event that the use of our products results in personal injury, property damage or business interruption to our customers. Although we maintain strict quality controls and procedures, including the testing of raw materials and safety testing of selected finished products, we cannot be certain that our products will be completely free from defect. In addition, in certain cases, we rely on third-party manufacturers for our products or components of our products. Although we have product liability and general insurance coverage, we cannot be certain that this insurance coverage will continue to be available to us at a reasonable cost, or, if available, will be adequate to cover any such liabilities. For more information, see "Business—Product liability, environmental and other litigation matters."

Down economic cycles, particularly reduced levels of residential and non-residential starts and remodeling, could have an adverse effect on our revenues and operating results.

We have experienced and expect to continue to experience fluctuations in revenues and operating results due to economic and business cycles. The businesses of most of our customers, particularly plumbing and heating wholesalers and home improvement retailers, are cyclical. Therefore, the level of our business activity has been cyclical, fluctuating with economic cycles. We also believe our level of business activity is influenced by residential and non-residential starts and renovation and remodeling, which are, in turn, heavily influenced by interest rates, consumer debt levels, changes in disposable income, employment growth and consumer confidence. If these and other factors cause a material reduction in residential and non-residential and remodeling starts, our revenues and profits would decrease and result in a material adverse effect on our financial condition and results of operations.

Economic and other risks associated with international sales and operations could adversely affect our business and future operating results.

Since we sell and manufacture our products worldwide, our business is subject to risks associated with doing business internationally. Our business and future operating results could be harmed by a variety of factors, including:

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trade protection measures and import or export licensing requirements, which could increase our costs of doing business internationally;

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potentially negative consequences from changes in tax laws, which could have an adverse impact on our profits;

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difficulty in staffing and managing widespread operations, which could reduce our productivity;

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costs of compliance with differing labor regulations, especially in connection with restructuring our overseas operations;

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natural disasters and public health emergencies;

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laws of some foreign countries, which may not protect our intellectual property rights to the same extent as the laws of the United States; and

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unexpected changes in regulatory requirements, which may be costly and require time to implement.

Fluctuations in foreign exchange rates could materially affect our reported results.

We are exposed to fluctuations in foreign currencies, as a portion of our sales and certain portions of our costs, assets and liabilities are denominated in currencies other than U.S. dollars. Approximately 37.0% of our sales during the year ended December 31, 2005 were from sales outside of the U.S. compared to 38.5% for the year ended December 31, 2004. For the year ended December 31, 2005, the depreciation of the euro against the U.S. dollar had a negative impact on sales of approximately $2.9 million. For the years ended December 31, 2004 and 2003, the appreciation of the euro against the U.S. dollar had a positive impact on sales of approximately $20.9 million and $31.1 million, respectively. Additionally, our Canadian operations require significant amounts of U.S. purchases for their operations. Instead of buying or manufacturing domestically, we currently have a favorable cost structure for goods we source from our joint venture, our wholly-owned subsidiaries in China and our outside vendors. In 2005, China revalued its currency higher against the U.S. dollar and stated it would no longer tie the yuan to a fixed rate against the U.S. currency. The yuan was revalued to 8.11 yuan per dollar from 8.28, or 2.1%. At December 31, 2005, the yuan was valued at 8.07. China also stated it will now peg the yuan against numerous currencies, although it will keep the yuan in a tight band rather than letting it trade freely. For the period January 1, 2006 to October 1, 2006, the euro, Canadian dollar and yuan increased in value by approximately 7%, 4% and 2%, respectively, against the U.S. dollar. If our share of revenue and purchases in non-dollar denominated currencies continues to increase in future periods, exchange rate fluctuations will likely have a greater impact on our results of operations and financial condition.

There are risks in expanding our manufacturing operations and acquiring companies in China.

As part of our strategy, we are shifting a portion of our manufacturing operations to China to reduce our production costs and to sell product into the Chinese market. This shift will subject a greater portion of our operations to the risks of doing business in China. In addition, we have increased our participation in the Chinese water and power infrastructure markets with our recent acquisition of Changsha Valve Works. Changsha sells exclusively into the domestic Chinese marketplace and enters into long-term sales contracts. The increased production levels in China require increased levels of working capital as we are rapidly increasing headcount and manufacturing equipment. If we are unable to quickly train these new employees we may experience product quality issues. The Chinese central and local government authorities have a higher degree of control over our businesses in China than is customary in many of the countries in which we operate and makes the process of obtaining necessary regulatory approval in China inherently unpredictable. For instance, the local Chinese authorities in Tianjin, China informed us that property owned by our TWT joint venture will be taken over by eminent domain by December 31, 2007, and we will incur significant costs in connection with the plan of relocation. In addition, the protection accorded our proprietary technology and know-how under the Chinese legal system is not as strong as in the United States and, as a result, we may lose valuable trade secrets and competitive advantage.

If we cannot continue operating our manufacturing facilities at current or higher utilization levels, our results of operations could be adversely affected.

The equipment and management systems necessary for the operation of our manufacturing facilities may break down, perform poorly or fail, resulting in fluctuations in our ability to manufacture our products and to achieve manufacturing efficiencies. We operate a number of manufacturing facilities, all of which are subject to this risk, and such fluctuations at any of these facilities could cause an increase in our production costs and a corresponding decrease in our profitability. We also have a vertically-integrated manufacturing process. Each segment is dependent upon the prior process and any breakdown in one segment will adversely affect all later components. Fluctuations in our production process may affect our ability to deliver products to our customers on a timely basis. Our inability to meet our delivery obligations could result in a loss of our customers and negatively affect our business, financial condition and results of operations.

In addition, we have an ongoing manufacturing restructuring program to reduce our manufacturing costs. As we transition more of our operations overseas as a result of the manufacturing restructuring plan, we are transferring capacity utilization. If our planned manufacturing plant consolidations in the United States and Europe and our production capability expansion in China are not successful, our results of operations and financial condition could be materially adversely affected.

If we experience delays in introducing new products or if our existing or new products do not achieve or maintain market acceptance and regulatory approvals, our revenues and our profitability may decrease.

Our failure to develop new and innovative products or to custom design existing products could result in the loss of existing customers to competitors or the inability to attract new business, either of which may adversely affect our revenues. Our industry is characterized by:

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intense competition;

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changes in specifications required by our customers, plumbing codes and/or regulatory agencies;

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technically complex products; and

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constant improvement to existing products and introductions of new products.

We believe our future success will depend, in part, on our ability to anticipate or adapt to these factors and to offer, on a timely basis, products that meet customer demands and the requirements of plumbing codes and/or regulatory agencies. The development of new or enhanced products is a complex and uncertain process requiring the anticipation of technological and market trends. We may experience design, manufacturing, marketing or other difficulties, such as an inability to attract a sufficient number of experienced engineers, that could delay or prevent our development, introduction, approval or marketing of new products or enhancements and result in unexpected expenses. Such difficulties could cause us to lose business from our customers and could adversely affect our competitive position; in addition, added expenses could decrease the profitability associated with those products that do not gain market acceptance.

Environmental compliance costs and liabilities could increase our expenses or reduce our profitability.

Our operations and properties are subject to extensive and increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and disposal and workplace safety. Such laws and regulations can impose substantial fines and sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We could be required to halt one or more portions of our operations until a violation is cured. We could also be liable for the costs of property damage or personal injury to others. Although we attempt to operate in compliance with these environmental laws, we may not succeed in this effort at all times. The costs of curing violations or resolving enforcement actions that might be initiated by government authorities could be substantial.

Under certain environmental laws, the current and past owners or operators of real property may be liable for the costs of cleaning up contamination, even if they did not know of or were not responsible for such contamination. These laws also impose liability on any person who arranges for the disposal or treatment of hazardous waste at any site. We have been named as a potentially responsible party or are otherwise conducting remedial activities with respect to a limited number of identified contaminated sites, including sites we currently own or operate. There can be no assurances that our ownership and operation of real property and our disposal of waste will not lead to other liabilities under these laws.

We have incurred, and expect to continue to incur, costs relating to environmental matters. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur additional costs or become the basis for new or increased liabilities that could be significant. Environmental litigation, enforcement and compliance are inherently uncertain and we may experience significant costs in connection with environmental matters. For more information, see "Business—Product liability, environmental and other litigation matters."

Third parties may infringe our intellectual property and we may expend resources enforcing our rights or suffer competitive injury.

We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We may be required to spend resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. We have been limited from selling products from time-to-time because of existing patents.

The requirements of Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets" (FAS 142) may result in a write-off of all or a portion of our goodwill, which would negatively affect our operating results and financial condition.

As of October 1, 2006, we recorded goodwill and non-amortizable intangible assets of $349.6 million and $51.5 million, respectively. If we are required to take an impairment charge to our goodwill or intangible assets in connection with the requirements of FAS 142, our operating results may decrease and our financial condition may be harmed. Under FAS 142, goodwill and identifiable intangible assets that have indefinite useful lives are no longer amortized. In lieu of amortization, we are required to perform an annual impairment review of both goodwill and non-amortizable intangible assets. We concluded that no impairment existed at October 30, 2005, the time of our latest annual review. We perform our annual test for indications of goodwill and non-amortizable intangible assets impairment in the fourth quarter of our fiscal year or sooner if indicators of impairment exist.

The loss of a major customer could have an adverse effect on our results of operations.

Our largest customer, Home Depot and its wholly-owned subsidiaries, accounted for approximately $98.5 million, or 10.7%, of our total net sales for the year ended December 31, 2005, and $84.5 million, or 10.3%, of our total net sales for year ended December 31, 2004. Our customers generally are not obligated to purchase any minimum volume of products from us and are able to terminate their relationships with us at any time. In addition, increases in the prices of our products could result in a reduction in orders for our products from Home Depot and other customers. A significant reduction in orders from, or change in terms of contracts with, Home Depot or other significant customers could have a material adverse effect on our future results of operations.

Certain indebtedness may limit our ability to pay dividends, incur additional debt and make acquisitions and other investments.

Our revolving credit facility and other senior indebtedness contain operational and financial covenants that restrict our ability to make distributions to stockholders, incur additional debt and make acquisitions and other investments unless we satisfy certain financial tests and comply with various financial ratios. If we do not maintain compliance with these covenants, our creditors could declare a default under our revolving credit facility or senior notes and our indebtedness could be declared immediately due and payable. Our ability to comply with the provisions of our indebtedness may be affected by changes in economic or business conditions beyond our control.

Risk factors associated with our Class A common stock

One of our stockholders can exercise substantial influence over our company.

As of October 31, 2006, Timothy P. Horne, a member of our board of directors, beneficially owned approximately 22.2% of our outstanding shares of Class A common stock (assuming conversion of all shares of Class B common stock beneficially owned by Mr. Horne into Class A common stock) and approximately 99.0% of our outstanding shares of Class B common stock, which represents approximately 73.5% of the total outstanding voting power. As long as Mr. Horne controls shares representing at least a majority of the total voting power of our outstanding stock, Mr. Horne will be able to unilaterally determine the outcome of all stockholder votes and other stockholders will not be able to affect the outcome of any stockholder vote.

Conversion and sale of a significant number of shares of our Class B common stock could adversely affect the market price of our Class A common stock.

As of October 31, 2006, there were outstanding 25,440,882 shares of our Class A common stock and 7,293,880 shares of our Class B common stock. Shares of our Class B common stock may be converted into Class A common stock at any time on a one for one basis. Under the terms of a registration rights agreement with respect to outstanding shares of our Class B common stock, the holders of our Class B common stock have rights with respect to the registration of the underlying Class A common stock. Under these registration rights, the holders of Class B common stock may require, on up to two occasions, that we register their shares for public resale. If we are eligible to use Form S-3 or a similar short-form registration statement, the holders of Class B common stock may require that we register their shares for public resale up to two times per year. If we elect to register any shares of Class A common stock for any public offering, the holders of Class B common stock are entitled to include shares of Class A common stock into which such shares of Class B common stock may be converted in such registration. However, we may reduce the number of shares proposed to be registered in view of market conditions. We will pay all expenses in connection with any registration, other than underwriting discounts and commissions. If all of the available registered shares are sold into the public market the trading price of our Class A common stock could decline.

Our Class A common stock has insignificant voting power.

Our Class B common stock entitles its holders to ten votes for each share and our Class A common stock entitles its holders to one vote per share. As of October 31, 2006, our Class B common stock constituted 22.3% of our total outstanding common stock and 74.1% of the total outstanding voting power and thus is able to exercise a controlling influence over our business.

The trading price of our Class A common stock may be volatile.

The trading price of our Class A common stock may be volatile, and fluctuations in the trading price may result in substantial losses for investors. The trading price of our Class A common stock could decline or fluctuate in response to a variety of factors, including, but not limited to, our failure to meet the performance estimates of securities analysts, changes in financial estimates of our revenues and operating results and/or buy/sell recommendations by securities analysts, the timing of announcements by us or our competitors concerning significant product line developments, contracts or acquisitions or publicity regarding actual or potential results or performance, fluctuation in our quarterly operating results caused by fluctuations in revenues and expenses, substantial sales of our Class A common stock by our existing shareholders, general stock market conditions and other economic or external factors.

Use of proceeds

We estimate that the net proceeds from the sale of our Class A common stock by us in this offering at a public offering price of $40.00 per share will be approximately $190.2 million, after deducting the underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise the over-allotment in full, the net proceeds from this offering will be approximately $218.7 million. We will use the net proceeds from the sale of the Class A common stock by us in this offering for general corporate purposes, including the funding of future acquisitions. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

Capitalization

The following table sets forth our consolidated capitalization:

•
as of October 1, 2006, and

•
on an adjusted basis to reflect our receipt of the estimated net proceeds from this offering of 5,000,000 shares of our Class A common stock at the public offering price of $40.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses. The table below assumes no exercise of the underwriters' option to purchase an additional 750,000 shares of Class A common stock.

	October 1, 2006
(Amounts in thousands, except share information)	Actual	As adjusted

Cash and cash equivalents	$116,621	$306,771

Current portion of long-term debt	$7,616	$7,616

Long-term debt, net of current portion	$457,981	$457,981

Stockholders' equity:
Preferred stock ($0.10 par value, 5,000,000 shares authorized; no shares issued or outstanding)	—	—
Class A common stock ($0.10 par value, 80,000,000 shares authorized; 25,440,882 shares issued and outstanding actual, 30,440,882 shares issued and outstanding as adjusted)	2,544	3,044
Class B common stock ($0.10 par value, 25,000,000 shares authorized; 7,293,880 shares issued and outstanding)	729	729
Additional paid-in capital	146,829	336,479
Retained earnings	414,882	414,882
Accumulated other comprehensive income	21,597	21,597

Total stockholders' equity	586,581	776,731

Total long-term debt and stockholders' equity	$1,044,562	$1,234,712

Price range of Class A common stock

Our Class A common stock is listed on the New York Stock Exchange under the symbol "WTS." The following table sets forth, for the period indicated, the high and low sales prices of our Class A common stock on the New York Stock Exchange and cash dividends paid per share.

	2006					2005			2004
	High		Low		Dividend	High	Low	Dividend	High	Low	Dividend

First Quarter	$37.00		$29.55		$0.09	$34.87	$29.00	$0.08	$24.56	$21.36	$0.07
Second Quarter	40.03		29.00		0.09	36.22	29.70	0.08	27.11	22.39	0.07
Third Quarter	36.24		28.08		0.09	37.55	27.46	0.08	27.99	24.51	0.07
Fourth Quarter	45.43	(1)	30.71	(1)	—	31.72	25.80	0.08	32.59	24.96	0.07

(1)
Through November 15, 2006.

There is no established public trading market for our Class B common stock, which is held exclusively by members of the Horne family. The principal holders of such stock are subject to restrictions on transfer with respect to their shares. Each share of our Class B common stock (10 votes per share) is convertible into one share of Class A common stock (1 vote per share).

Aggregate common stock dividend payments for 2005 and 2004 were approximately $10.5 million and approximately $9.1 million, respectively, and for the nine months ended October 1, 2006 were approximately $9.0 million. While we presently intend to continue to pay cash dividends, the payment of future cash dividends depends upon the Board of Directors' assessment of our earnings, financial condition, capital requirements and other factors.

The number of record holders of our Class A common stock as of October 31, 2006 was 156. The number of record holders of our Class B common stock as of October 31, 2006 was 8.

Selected consolidated financial data

You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and notes and the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected consolidated balance sheet data as of December 31, 2003, 2004 and 2005 and the selected consolidated statement of operations data for the years ended December 31, 2003, 2004 and 2005 have been derived from our consolidated financial statements that have been audited by KPMG LLP, our independent registered public accounting firm, and are incorporated by reference into this prospectus supplement. The selected consolidated statement of operations data for the nine months ended October 2, 2005 and October 1, 2006 and the selected consolidated balance sheet data as of October 2, 2005 and October 1, 2006 are derived from unaudited consolidated financial statements incorporated by reference into this prospectus supplement. The unaudited consolidated financial statements for the nine-month periods have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and consolidated results of operations for these periods. The consolidated results of operations for the nine months ended October 1, 2006 are not necessarily indicative of results for the year ending December 31, 2006 or any future period.

When you read the selected consolidated financial data, it is important that you also read the historical financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the section of this prospectus supplement entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical results are not necessarily indicative of future results.

				Nine months ended
	Year ended December 31,
(Amounts in thousands, except per share information)				October 2, 2005(1)(7)	October 1, 2006(1)(8)
	2003(1)(2)	2004(1)(3)(4)	2005(1)(5)(6)

Statement of operations data:
Net sales	$701,859	$824,558	$924,346	$679,939	$900,262
Income from continuing operations	36,419	48,738	55,020	39,824	58,954
Loss from discontinued operations, net of taxes	(3,057)	(1,918)	(421)	(185)	(3,358)
Net income	33,362	46,820	54,599	39,639	55,596
Income per share from continuing operations—diluted	1.32	1.49	1.67	1.21	1.79
Loss per share from discontinued operations—diluted	(0.11)	(0.06)	(0.01)	(0.01)	(0.10)
Net income per share—diluted	1.21	1.43	1.66	1.20	1.68
Cash dividends declared per common share	$0.25	$0.28	$0.32	$0.24	$0.27

				As of
	As of December 31,
				October 2, 2005	October 1, 2006
(Amounts in thousands)	2003	2004	2005

Balance Sheet Data
Total assets	$840,918	$922,680	$1,100,970	$953,518	$1,435,034
Long-term debt, net of current portion	179,061	180,562	293,350	185,081	457,981

(1)
In December 2004, we decided to divest our interest in our minority owned subsidiary, Jameco International, LLC (Jameco LLC). We recorded in discontinued operations, net of taxes, an impairment charge of $739,000 for the year ended December 31, 2004. Also included in discontinued operations is the net of tax operating results of Jameco LLC of $54,000 of income and $54,000 of loss for the years ended December 31, 2003 and 2004, respectively. In September 1996, we divested our Municipal Water Group of businesses, which included Henry Pratt, James Jones Company and Edward Barber and Company Ltd. Costs and expenses related to the Municipal Water Group, for 2003, 2004 and 2005 relate to legal and settlement costs associated with the James Jones Litigation. The loss, net of taxes, consists of $3,111,000, $1,125,000 and $421,000 for the years ended December 31, 2003, 2004 and 2005, respectively. Costs, net of taxes, of $185,000 and $3,358,000 for the nine months ended October 2, 2005 and October 1, 2006, respectively, were recorded for costs associated with the James Jones Litigation.

(2)
For the year ended December 31, 2003, net income includes the following pre-tax costs: restructuring of $426,000; other costs consist of: inventory and other asset write-downs and accelerated depreciation of $479,000; and $750,000 of other related charges. The after-tax cost of these items was $1,084,000.

(3)
For the year ended December 31, 2004, net income includes a net after-tax charge of $2,289,000 for certain accrued expense adjustments, which includes in selling, general and administrative expense after-tax charges of $3,475,000 related to a contingent earn-out agreement and $724,000 for various accrual adjustments and $462,000 recorded as an income tax benefit.

(4)
For the year ended December 31, 2004, net income includes the following pre-tax costs: restructuring of $95,000 and other costs consisting of accelerated depreciation of $2,873,000. The after-tax cost of these items was $1,825,000.

(5)
For the year ended December 31, 2005, net income includes the following pre-tax costs: restructuring of $729,000 and other costs consisting of accelerated depreciation and asset write downs of $1,816,000. The after-tax cost of these items was $1,633,000.

(6)
For the year ended December 31, 2005, net income includes a net after-tax charge of $933,000 for a selling, general and administrative expense charge of $1,505,000 related to a contingent earn-out agreement.

(7)
For the nine months ended October 2, 2005, net income includes the following pre-tax costs: restructuring of $462,000 and other costs consisting of accelerated depreciation and asset write-downs of $1,705,000. The after-tax cost of these items was $1,392,000.

(8)
For the nine months ended October 1, 2006, net income includes the following pre-tax income and costs: a gain of $6,500,000 related to the sale of a building in Italy partially offset by restructuring changes of $2,347,000, primarily for severance costs. After-tax income for these items was $2,571,000.

Management's discussion and analysis of
financial condition and results of operations

Overview

We are a leading supplier of products used in the water quality, water conservation, water safety and water flow control markets in North America and Europe, with an emerging presence in China. For over 130 years, we have designed and manufactured products that promote the comfort and safety of people and the quality and conservation of water used in commercial and residential applications. We earn revenue and income almost exclusively from the sale of our products. Our principal product lines include:

•
backflow preventers for preventing contamination of potable water caused by reverse flow within water supply lines and fire protection systems;

•
a wide range of water pressure regulators for both commercial and residential applications;

•
water supply and drainage products for commercial and residential applications;

•
temperature and pressure relief valves for water heaters, boilers and associated systems;

•
point-of-use water filtration and reverse osmosis systems for both commercial and residential applications;

•
thermostatic mixing valves for tempering water in commercial and residential applications;

•
systems for under-floor radiant applications and hydraulic pump groups for gas boiler manufacturers and renewable energy applications, including solar heat pumps;

•
flexible stainless steel connectors for natural and liquid propane gas in commercial food service and residential applications; and

•
large diameter butterfly valves for use in China's water infrastructure.

Our business is reported in three geographic segments, North America, Europe and China. We distribute our products through three primary distribution channels, wholesale, do-it-yourself (DIY) and original equipment manufacturers (OEMs). Interest rates have an indirect effect on the demand for our products due to the effect such rates have on the number of new residential and commercial construction starts and remodeling projects. All three of these activities have an impact on our levels of sales and earnings. An additional factor that has had an effect on our sales is fluctuation in foreign currencies, as a portion of our sales and certain portions of our costs, assets and liabilities are denominated in currencies other than the U.S. dollar.

We believe that the factors relating to our future growth include our ability to continue to make selective acquisitions, both in our core markets as well as new complementary markets, regulatory requirements relating to the quality and conservation of water, increased demand for clean water and continued enforcement of plumbing and building codes and a healthy economic environment. We have completed 30 acquisitions since divesting our industrial and oil and gas business in 1999. Our acquisition strategy focuses on businesses that manufacture preferred brand name products that address our themes of water quality, water conservation, water safety and water flow control and related complementary markets. We target businesses that will provide us with one or more of the following: an entry into new markets, an increase in shelf space with existing customers, a new or improved technology or an expansion of the breadth of our water quality, water conservation, water safety and water flow control products for the residential and commercial markets. In the first nine months of 2006, sales from acquisitions contributed approximately 21.1% to our total sales growth over the comparable period of 2005.

Products representing a majority of our sales are subject to regulatory standards and code enforcement, which typically require that these products meet stringent performance criteria. Together with our commissioned manufacturers' representatives, we have consistently advocated for the development and enforcement of such plumbing codes. We are focused on maintaining stringent quality control and testing procedures at each of our manufacturing facilities in order to manufacture products in compliance with code requirements and take advantage of the resulting demand for compliant products. We believe that the product development, product testing capability and investment in plant and equipment needed to manufacture products in compliance with code requirements, represent a barrier to entry for competitors. We believe there is an increasing demand among consumers for products to ensure water quality, which creates growth opportunities for our products.

We require substantial amounts of raw materials to produce our products, including bronze, brass, cast iron, steel and plastic, and substantially all of the raw materials we require are purchased from outside sources. We have experienced increases in the costs of certain raw materials, particularly copper. Bronze and brass are copper-based alloys. The spot price of copper has increased approximately 89% from September 30, 2005 to September 30, 2006, and approximately 57% from December 31, 2005 to October 26, 2006.

A risk we face is our ability to deal effectively with increases in raw material costs. We manage this risk by monitoring related market prices, working with our suppliers to achieve the maximum level of stability in their costs and related pricing, seeking alternative supply sources when necessary, implementing cost reduction programs and passing increases in costs to our customers, to the maximum extent possible, when they occur. Additionally from time to time we may use commodity futures contracts on a limited basis to manage this risk. We are not able to predict whether or for how long these cost increases will continue. If these cost increases continue and we are not able to reduce or eliminate the effect of the cost increases by reducing production costs or implementing price increases, our profit margins could decrease.

Another risk we face in all areas of our business is competition. We consider brand preference, engineering specifications, code requirements, price, technological expertise, delivery times and breadth of product offerings to be the primary competitive factors. As mentioned previously, we believe that the product development, product testing capability and investment in plant and equipment needed to manufacture products in compliance with code requirements, represent a barrier to entry for competitors. We are committed to maintaining our capital equipment at a level consistent with current technologies, and thus we expect to spend approximately $40,000,000 in 2006 (including approximately $18,000,000 related to the purchase and subsequent sale-leaseback of a building in Italy). We are committed to expanding our manufacturing capacity in lower cost countries such as China, Tunisia and Bulgaria.

Manufacturing plant relocations and consolidations are an important part of our ongoing commitment to reduce production costs.

Acquisitions

On August 14, 2006, we acquired 100% of the outstanding stock of Black Teknigas, Limited (Teknigas) located in St. Neots, United Kingdom for approximately $8,700,000, which is net of cash acquired of approximately $300,000, plus assumed debt of approximately $1,087,000. The preliminary allocations for goodwill and intangible assets are approximately $4,186,000 and $3,718,000, respectively. The amount recorded as intangible assets is primarily for technology and customer relationships that have estimated useful lives ranging from 8 to 12 years and trade names with indefinite lives. Teknigas designs, develops and manufactures a range of gas control products and systems for combustion, industrial, medical, laboratory and specialty gas.

On June 7, 2006, we acquired 100% of the outstanding stock of Kim Olofsson Safe Corporation AB (KimSafe) located in Almhult, Sweden for approximately $5,700,000, which is net of cash acquired of approximately $2,900,000. The preliminary allocations for goodwill and intangible assets are approximately $1,627,000 and $3,532,000, respectively. The amount recorded as intangible assets is primarily for customer relationships that have estimated useful lives of 5 years and trade names with indefinite lives. KimSafe manufactures electronic controls for heat pump, solar and pellet heaters, which provide the ability to heat water using renewable energy.

On June 2, 2006, we acquired the assets and business of Calflex Manufacturing, Inc. (Calflex) located in Vernon, California and the stock of Ningbo Best Metal & Plastic Manufacturing, Ltd (Ningbo) located in Ningbo, China for approximately $6,600,000. The preliminary allocation for intangible assets is approximately $2,333,000. The amount recorded as intangible assets is primarily for customer relationships that have estimated useful lives of 12 years and trade names with indefinite lives. Calflex and Ningbo distribute and manufacture water connectors.

On May 19, 2006, we acquired 100% of the outstanding stock of ATS Expansion Group (ATS) located in Sorgues, Grenoble and Hautvilliers, France for approximately $62,000,000, which is net of cash acquired of approximately $5,600,000 plus assumed debt of approximately $14,100,000. The preliminary allocations for goodwill and intangible assets are approximately $32,644,000 and $26,858,000, respectively. The amount recorded as intangible assets is primarily for customer relationships with estimated useful lives ranging from 8 to 10 years, patents with estimated useful lives from 7 to 12 years and trade names with indefinite lives. ATS' products include a broad range of fittings, valves and manifolds for water, gas and heating applications and stainless steel flexible hoses.

On April 26, 2006, we acquired the assets and business of Changsha Valve Works (Changsha) located in Changsha, China for approximately $8,500,000 of which approximately $600,000 remains to be paid subject to certain conditions being met. The preliminary allocations for goodwill and intangible assets are approximately $5,975,000 and $2,800,000, respectively. The amount recorded as intangible assets is primarily for non-compete agreements that have estimated useful lives of 10 years and customer order backlog with an estimated useful life of 1 year. Changsha is a leading manufacturer of large diameter hydraulic-actuated butterfly valves for thermo-power and hydro-power plants, water distribution projects and water works projects in China.

On April 5, 2006, we completed the planned increase of our ownership in Watts Stern Rubinetti, S.r.l. (Stern) from 85% to 100%. The price paid for this additional 15% interest was approximately $378,000.

On December 28, 2005, we acquired 100% of the stock of Dormont Manufacturing Company (Dormont) located in Export, Pennsylvania, for approximately $93,916,000 net of cash acquired of approximately $1,506,000. The preliminary allocations for goodwill and intangible assets are approximately $38,804,000 and $38,600,000, respectively. The amount recorded as intangible assets is primarily for customer relationships that have estimated 13-year lives and trade names with indefinite lives. Dormont provides flexible stainless steel connectors for natural and liquid propane gas. Dormont works with appliance OEM's to provide internal component assemblies and private label gas connectors, which are sold under the OEM brand with the appliance in multiple leading retail chains. Dormont also supplies residential gas connectors through multiple trade channels and home improvement retailers. Dormont provides a core-plumbing product, which is complementary to our existing water product lines.

On December 2, 2005, we acquired 100% of the stock of Core Industries Inc. (Core) from SPX Corporation for approximately $46,192,000 in cash. Core consists of FEBCO, Mueller Steam Specialty and Polyjet Valves product lines. The preliminary allocations for goodwill and intangible assets are approximately $16,560,000 and $8,320,000, respectively. The amount recorded as intangible assets is primarily for trade names with indefinite lives and customer relationships that have estimated 12-year lives. FEBCO is a manufacturer of backflow prevention valves and has a strong presence in both residential and commercial landscape irrigation. Mueller Steam Specialty allows us to expand into large diameter commercial strainers and check valves. Polyjet Valves offers a customized sleeve valve, which is used in severe service applications to provide precise flow and pressure control. We expect that this acquisition will allow us to offer a broader product line, improve operating efficiencies and provide better customer service.

On November 4, 2005, we acquired the assets of Flexflow Tubing LLP (Flexflow), located in Langley, British Columbia, Canada for approximately $6,220,000. The purchase agreement contains an earn-out provision to be calculated over a five-year period ending December 31, 2010. Earn-out payments under the purchase agreement, if any, will not exceed $4,300,000 and will be treated as additional purchase price. Flexflow manufactures pex tubing for potable and non-potable applications. The allocations for goodwill and intangible assets are approximately $3,195,000 and $868,000, respectively. The amount recorded as intangible assets is primarily for customer relationships that have estimated 12-year lives. The acquisition of Flexflow is consistent with our strategy to increase our presence in the under floor radiant heating and potable water markets. This acquisition allows us to expand our presence in the market for flexible pex pipes for hot and cold-water transport.

On July 8, 2005, we acquired the water connector business of the Donald E. Savard Company (Savard) in an asset purchase transaction for approximately $3,680,000. The allocations for goodwill and intangible assets are approximately $1,350,000 and $1,750,000, respectively. The amount recorded as intangible assets is primarily for trade names with indefinite lives and customer relationships that have 14-year lives. The acquisition of the water connector business of Savard is consistent with our theme of water safety and control. This acquisition allows us to expand our presence in one of our leading product lines with a brand name that is well known to the plumbing wholesale market.

On July 5, 2005, we acquired 100% of the outstanding stock of Microflex N.V. (Microflex) located in Rotselaar, Belgium for approximately $14,900,000 net of cash acquired of approximately $875,000. The allocations for goodwill and intangible assets are approximately $6,507,000 and $5,315,000, respectively. The amount recorded as intangible assets is primarily for customer relationships that have 7-year lives and trade names that have indefinite lives. Microflex produces and distributes flexible, pre-insulated, pex pipes for hot and cold-water transport, as well as a range of accessory products including couplings, caps, and insulation kits to the HVAC and water protection markets.

On June 20, 2005, we acquired the water softener business of Alamo Water Refiners, Inc. (Alamo) located in San Antonio, Texas in an asset purchase transaction for approximately $5,100,000. The allocation for intangible assets is approximately $285,000 and is primarily for the trade name with an indefinite life. There was no allocation to goodwill. The water softener products of Alamo are consistent with our theme of water quality and provide many synergistic opportunities when utilized in conjunction with our existing water filtration and water quality businesses. The acquisition of Alamo also expands our distribution presence into the southwestern U.S. markets.

On May 11, 2005, we acquired 100% of the outstanding stock of Electro Controls Ltd. (Electro Controls) located in Hounslow, United Kingdom for approximately $11,737,000 net of cash acquired of approximately $5,014,000. The allocations for goodwill and intangible assets are approximately $5,788,000 and $315,000, respectively. The amount recorded as intangible assets is primarily for trade names that have indefinite lives. Electro Controls designs and assembles a range of electrical controls for the HVAC market, with sales primarily in the United Kingdom.

On January 5, 2005, we acquired 100% of the outstanding stock of HF Scientific, Inc. (HF) located in Fort Myers, Florida for approximately $7,260,000 in cash plus $800,000 in assumed debt. The allocations for goodwill and intangible assets are approximately $4,178,000 and $2,660,000, respectively. The amount recorded as intangible assets is primarily for customer relationships that have 15-year lives and trade names that have indefinite lives. HF manufactures and distributes a line of instrumentation equipment, test kits and chemical reagents used for monitoring water quality in a variety of applications.

On January 4, 2005, we acquired substantially all of the assets of Sea Tech, Inc. (Sea Tech) located in Wilmington, North Carolina for approximately $10,100,000 in cash. The purchase agreement contains an earn-out provision to be calculated on a cumulative basis over a three-year period ending December 31, 2007. Payments under the agreement, if any, will not exceed $5,000,000 and will be treated as additional purchase price. The allocations for goodwill and intangible assets are approximately $6,505,000 and $3,033,000, respectively. The amount recorded as intangible assets is primarily for customer relationships that have 15-year lives and trade names that have indefinite lives. Sea Tech provides cost-effective solutions for fluidic connection needs. Sea Tech offers a wide range of standard and custom quick connect fittings, valves and manifolds and pex tubing designed to address specific customer requirements.

Results of operations

Nine months ended October 1, 2006 compared to nine months ended October 2, 2005

Net sales.    Our net sales in each of the segments for each of the first nine months of 2006 and 2005 were as follows:

	Nine months ended October 1, 2006		Nine months ended October 2, 2005
						% change to consolidated net sales
(Dollars in thousands)	Net sales	% sales	Net sales	% sales	Change

North America	$616,584	68.5%	$464,622	68.3%	$151,962	22.3%
Europe	257,553	28.6	195,624	28.8	61,929	9.1
China	26,125	2.9	19,693	2.9	6,432	1.0

Total	$900,262	100%	$679,939	100%	$220,323	32.4%

The increase in net sales is attributable to the following:

					Change as a % of consolidated net sales				Change as a % of segment net sales
(Dollars in thousands)	North America	Europe	China	Total	North America	Europe	China	Total	North America	Europe	China

Internal growth	$40,925	$31,636	$878	$73,439	6.0%	4.7%	0.1%	10.8%	8.8%	16.2%	4.5%
Foreign exchange	3,206	(520)	553	3,239	0.5	(0.1)	0.1	0.5	0.7	(0.2)	2.8
Acquisitions	107,831	30,813	5,001	143,645	15.8	4.5	0.8	21.1	23.2	15.7	25.4

Total	$151,962	$61,929	$6,432	$220,323	22.3%	9.1%	1.0%	32.4%	32.7%	31.7%	32.7%

The internal growth in net sales in North America was due to increased price and unit sales in certain product lines into both the wholesale and DIY markets. Our wholesale market in the first nine months of 2006, excluding the sales from the acquisitions of Alamo, Savard, Calflex, Flexflow, Core and Dormont, grew by 10.1% compared to the first nine months of 2005, primarily due to increased sales of water pressure regulators, relief valves and backflow preventer units, as well as in our plumbing and under-floor radiant heating product lines. Our sales into the North American DIY market in the first nine months of 2006 increased by 5.3% compared to the first nine months of 2005, primarily due to increased sales of fittings and supply lines and plumbing and under-floor radiant heating product lines partially offset by fewer new retail product introductions in 2006 than during 2005.

The increase in net sales due to foreign exchange in North America was due to the Canadian dollar appreciating against the U.S. dollar. We cannot predict whether the Canadian dollar will continue to appreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our net sales.

The acquired growth in net sales in North America was due to the inclusion of net sales of Alamo, acquired on June 20, 2005, Savard, acquired on July 8, 2005, Flexflow, acquired on November 4, 2005, Core, acquired on December 2, 2005, Dormont, acquired on December 28, 2005, and Calflex acquired on June 2, 2006.

The internal sales growth in Europe was broad-based with most markets and channels exhibiting improvement. Our sales into the wholesale and OEM markets in the first nine months of 2006, excluding the sales from the acquisitions of Electro Controls, Microflex, ATS, KimSafe and Teknigas, grew by 15.7% and 18.2%, respectively, compared to the first nine months of 2005.

The decrease in net sales due to foreign exchange in Europe was primarily due to the depreciation of the euro against the U.S. dollar, primarily in the first quarter of 2006. We cannot predict whether the euro will appreciate or depreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our net sales.

The acquired growth in net sales in Europe was due to the inclusion of the net sales of Electro Controls, acquired on May 11, 2005, Microflex, acquired on July 5, 2005, ATS, acquired on May 19, 2006, KimSafe, acquired on June 7, 2006, and Teknigas, acquired on August 14, 2006.

The internal sales growth in China was due to increased sales into the domestic and export markets, partially offset by decreased sales due to disruptions caused by recent changes made in our domestic Chinese sales channels. Additionally, the yuan strengthened against the U.S. dollar.

The acquired growth in net sales in China was due to the inclusion of the net sales of Changsha, acquired on April 26, 2006, and Ningbo, acquired on June 2, 2006.

Gross profit.    Gross profit and gross profit as a percent of net sales (gross margin) for the first nine months of 2006 and 2005 were as follows:

	Nine months ended
(Dollars in thousands)	October 1, 2006	October 2, 2005	Point change

Gross profit	$314,096	$238,374
Percent of net sales	34.9%	35.1%	(0.2)%

Gross margin for the first nine months of 2006 decreased slightly from the first nine months of 2005. Raw materials cost increases have been predominantly offset by increased sales prices with exceptions, such as the North American retail market and certain markets in Europe. Margins have also been negatively affected by sales of lower margin Core products and by European acquisition costs. In North America, year-to-date gross margin was positively affected because of a favorable sales mix toward higher margin wholesale sales.

Gross margin was also positively affected in the first nine months of 2006 from lower charges related to our manufacturing restructuring efforts. We recorded $956,000 to cost of sales for primarily severance costs in the first nine months of 2006 as compared to $1,705,000 in the first nine months of 2005 for accelerated depreciation and other costs.

Selling, general and administrative (SG&A) expenses.    SG&A expenses for the first nine months of 2006 increased $48,903,000, or 28.9%, compared to the first nine months of 2005. The increase in SG&A expenses was attributable to the following:

	(in thousands)	% change

Internal growth	$17,079	10.1%
Foreign exchange	610	0.4
Acquisitions	31,214	18.4

Total	$48,903	28.9%

The internal increase in SG&A expenses was primarily due to increased variable selling expenses due to increased sales volumes, increased insurance costs, corporate administration costs, a reclassification of product liability costs from costs of sales to SG&A expenses and incremental variable compensation costs, including costs incurred for compliance with FAS 123R, partially offset by lower costs for complying with Section 404 of the Sarbanes-Oxley Act of 2002 (SOX) and lower earn-out costs related to a prior acquisition. The increase in SG&A expenses from foreign exchange was primarily due to the appreciation of the euro, Canadian dollar and yuan against the U.S. dollar. The increase in SG&A expenses from acquisitions was due to the inclusion of Electro Controls, Alamo, Microflex, Savard, Flexflow, Core, Dormont, Changsha, ATS, Calflex, Ningbo, KimSafe and Teknigas.

Restructuring and other charges.    Restructuring and other charges for the first nine months of 2006 decreased $5,571,000 primarily due to a gain of approximately $6,500,000 related to the sale of a building in Italy partially offset by a charge of $929,000 primarily for severance costs related to our European and Chinese restructuring plans. During the nine-month period ended October 1, 2005, we recorded $462,000 primarily for severance costs related to our European restructuring plans.

Operating income.    Operating income by geographic segment for each of the first nine months of 2006 and 2005 was as follows:

	Nine months ended
				% change to consolidated operating income
(Dollars in thousands)	October 1, 2006	October 2, 2005	Change

North America	$74,254	$57,088	$17,166	25.1%
Europe	38,067	23,299	14,768	21.6
China	6,968	2,550	4,418	6.4
Corporate	(18,483)	(14,521)	(3,962)	(5.8)

Total	$100,806	$68,416	$32,390	47.3%

The increase in operating income was attributable to the following:

						Change as a % of consolidated operating income					Change as a % of segment operating income
(Dollars in thousands)	North America	Europe	China	Corp.	Total	North America	Europe	China	Corp.	Total	North America	Europe	China	Corp.

Internal growth	$5,473	$5,328	$4,924	$(3,962)	$11,763	8.0%	7.8%	7.2%	(5.8)%	17.2%	9.6%	22.9%	193.1%	(27.3)%
Foreign exchange	725	24	177	—	926	1.1	—	0.2	—	1.3	1.3	0.1	6.9	—
Acquisitions	9,708	3,207	466	—	13,381	14.2	4.7	0.7	—	19.6	17.0	13.8	18.3	—
Restructuring	1,260	6,209	(1,149)	—	6,320	1.8	9.1	(1.7)	—	9.2	2.2	26.6	(45.1)	—

Total	$17,166	$14,768	$4,418	$(3,962)	$32,390	25.1%	21.6%	6.4%	(5.8)%	47.3%	30.1%	63.4%	173.2%	(27.3)%

The internal growth in North America was primarily due to our increased gross profit from price increases and increased unit sales in the wholesale market, benefits resulting from our completed manufacturing restructuring projects and product outsourcing, partially offset by increased net SG&A expense and inventory write-downs. In the first nine months of 2006, we did not record any costs associated with our manufacturing restructuring plan compared to costs of $1,260,000 for the same period in 2005. The acquired growth was due to the inclusion of operating income from of Alamo, Savard, Flexflow, Core, Dormont and Calflex.

The internal growth in Europe was primarily due to increased gross profit from price and unit increases in the wholesale and OEM markets and benefits resulting from our completed manufacturing restructuring projects, partially offset by increased net SG&A expense. In the first nine months of 2006, we recorded a gain of $5,302,000 associated with our manufacturing restructuring plan compared to a charge of $907,000 for the same period in 2005. We recorded a gain of $6,500,000 for the building sale in Italy partially offset by $1,198,000 of primarily severance costs. The acquired growth in Europe was due to the inclusion of the operating income from Electro Controls, Microflex, ATS, KimSafe and Teknigas.

The increase in internal growth in China of $4,924,000 was primarily attributable to improved manufacturing efficiencies associated with our wholly owned manufacturing plant in Tianjin, partially offset by increased net SG&A expense. The acquired growth in China was due to the inclusion of the operating income from Changsha and Ningbo. In the first nine months of 2006, we recorded $1,149,000 of severance and accelerated depreciation costs associated with our manufacturing restructuring plan in China. We anticipate recording an additional approximately $700,000 in severance and accelerated depreciation costs for the remainder of 2006.

The decrease in internal operating income in Corporate of $3,962,000 was primarily attributable to incremental administration charges for variable compensation, including costs incurred for compliance with FAS 123R, increased audit costs and increased pension costs, partially offset by lower costs incurred for SOX compliance.

The net increase in operating income from foreign exchange was primarily due to the appreciation of the euro, Canadian dollar and yuan against the U.S. dollar. We cannot predict whether these currencies will continue to appreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our operating income.

Interest expense.    Interest expense increased $7,997,000, or 104.3%, for the first nine months of 2006 compared to the first nine months of 2005, primarily due to the private placement of

$225,000,000 5.85% senior notes, increased debt levels for acquisitions made in 2005 and 2006, and an increase in the average variable rates charged on the revolving credit facility.

We entered into an interest rate swap for a notional amount of €25,000,000 outstanding on our revolving credit facility. We swapped three month EURIBOR plus 0.6%, for a fixed rate of 3.02%. We recorded a reduction to interest expense of approximately $673,000 to recognize the fair value of the swap for the nine months ended October 1, 2006. The swap was terminated on October 3, 2006.

Other (income) expense.    Other (income) expense increased $1,400,000 for the first nine months of 2006 compared to the first nine months of 2005, primarily due to the gains on settlements of officers' life insurance policies and foreign exchange.

Income taxes.    Our effective rate for continuing operations decreased to 34.3% in the nine months ended October 1, 2006 from 35.7% in the nine months ended October 2, 2005. The decrease is primarily due to higher earnings in our European and China segments. The shift in the mix of earnings to these segments causes our rate to decrease as these segments have lower effective tax rates than our worldwide average. The effect of the European earnings mix is partially offset by a higher effective tax from the gain on the sale of our Italian facility. We were able to claim tax credits based on qualified fixed asset purchases in China that helped reduce the worldwide rate.

Income from continuing operations.    Income from continuing operations for the first nine months of 2006 increased $19,130,000, or 48.0%, to $58,954,000, or $1.79 per common share, from $39,824,000, or $1.21 per common share, for the first nine months of 2005, in each case, on a diluted basis. Income from continuing operations for the first nine months of 2006 and 2005 includes income, net of tax, for our restructuring plan of $2,571,000, or $0.08 per share, and costs of $1,392,000, or ($0.04) per share, respectively. The gain on the sale of our building in Italy resulted in an after-tax gain of $4,100,000, or $0.12 per share. The appreciation of the Canadian dollar, euro and Chinese yuan against the U.S. dollar resulted in a positive impact on income from continuing operations of $610,000, or $0.02 per common share, for the first nine months of 2006 compared to the comparable period last year. We cannot predict whether the euro, Canadian dollar or yuan will continue to appreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our net income.

Loss from discontinued operations.    We recorded a charge, net of tax, to discontinued operations for the first nine months of 2006 and 2005 of $3,358,000, or ($0.10) per common share, and $185,000, or $0.01 per common share, respectively, in each case, on a diluted basis. In the third quarter of 2006 we recorded a pre-tax charge of $5,000,000 due to a recent federal appellate court decision which affirmed that an arbitration panel could decide which deductible agreements between Watts and Zurich American Insurance Company (Zurich) would control Zurich's reimbursement claim for defense costs paid in the James Jones case. Other charges were primarily attributable to legal fees associated with the James Jones litigation, as described in "Business—Product liability, environmental and other litigation matters—James Jones litigation."

Year ended December 31, 2005 compared to year ended December 31, 2004

Net sales.    Our business is reported in three geographic segments: North America, Europe and China. Our net sales in each of these segments for the years ended December 31, 2005 and 2004 were as follows:

	Year ended December 31, 2005		Year ended December 31, 2004
						Change to consolidated net sales
(Dollars in thousands)	Net sales	% sales	Net sales	% sales	Change

North America	$629,937	68.2%	$545,139	66.1%	$84,798	10.3%
Europe	266,346	28.8	253,234	30.7	13,112	1.6
China	28,063	3.0	26,185	3.2	1,878	0.2

Total	$924,346	100%	$824,558	100%	$99,788	12.1%

The increase in net sales is attributable to the following:

					Change as a % of consolidated net sales				Change as a % of segment net sales
(Dollars in thousands)	North America	Europe	China	Total	North America	Europe	China	Total	North America	Europe	China

Internal growth	$51,796	$5,533	$1,529	$58,858	6.3%	0.7%	0.2%	7.1%	9.5%	2.2%	5.9%
Foreign exchange	3,112	(2,857)	349	604	0.4	(0.4)	—	0.1	0.6	(1.1)	1.3
Acquisitions	29,890	10,436	—	40,326	3.6	1.3	—	4.9	5.5	4.1	—

Total	$84,798	$13,112	$1,878	$99,788	10.3%	1.6%	0.2%	12.1%	15.6%	5.2%	7.2%

The internal growth in net sales in North America was broad-based in both our wholesale and DIY markets. Our wholesale market for 2005, excluding the sales from acquisitions, grew by 8.5% compared to 2004, primarily due to increased sales of backflow preventer units, as well as increased under-floor radiant heating product lines and increased unit selling prices in most of our product lines. Our sales into the North American DIY market for 2005 increased organically by 12.3% compared to 2004 primarily due to increased sales of fittings and supply lines and under-floor radiant heating products.

The increase in net sales due to foreign exchange in North America is due to the Canadian dollar appreciating against the U.S. dollar. We cannot predict whether the Canadian dollar will continue to appreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our net sales.

Acquired growth in net sales in North America is due to the inclusion of net sales of Dormont, acquired on December 28, 2005, Core, acquired on December 2, 2005, Flexflow, acquired on November 4, 2005, Savard, acquired on July 8, 2005, Alamo, acquired on June 20, 2005, HF, acquired on January 5, 2005, Sea Tech, acquired on January 4, 2005, and Orion, acquired on May 21, 2004.

Internal growth in Europe net sales results from increased sales into the wholesale market as a result of gaining market share, particularly in Germany. Sales into the European OEM market were primarily flat compared to last year.

Net sales were negatively impacted by foreign exchange in Europe primarily from the depreciation of the euro against the U.S. dollar. We cannot predict whether the euro will continue to depreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our net sales.

Acquired growth in Europe net sales is due to the inclusion of the net sales of Microflex, which we acquired on July 5, 2005, Electro Controls, which we acquired on May 11, 2005, and TEAM, acquired on April 16, 2004.

The increase in net sales in China is primarily attributable to increased sales in both the Chinese domestic and export markets.

Gross profit.    Gross profit for 2005 increased $34,141,000, or 11.7%, compared to 2004. The increase in gross profit is attributable to the following:

	(in thousands)	% change

Internal growth	$16,079	5.5%
Foreign exchange	699	0.2
Acquisitions	16,306	5.6
Other	1,057	0.4

Total	$34,141	11.7%

Internal margin growth was $6,891,000, $2,569,000 and $3,646,000 in North America, Europe and China, respectively. Internal growth resulted from increased sales volume in all regions. However, commodity costs, especially for copper-based products and oil, and a sales mix shift in North America and Europe, dampened margin growth. In 2005, we experienced raw material cost increases, which we were not able to fully recover through price increases on some of our products. North America experienced higher growth in lower-margin retail sales partially offset by a reclassification of product liability costs from cost of sales to selling, general and administrative expense. Europe's OEM business was flat with an increase in lower margin wholesale product sales. Both regions benefited from completed manufacturing restructuring efforts. The China segment increased gross margin primarily due to increased sales volume in the domestic marketplace. The increase in gross margin from foreign exchange is primarily due to the appreciation of the Canadian dollar and the yuan against the U.S. dollar partially offset by a depreciation of the euro against the U.S. dollar. The increase in gross margin from acquisitions is due to the inclusion of gross profit from Dormont, Core, Flexflow, Savard, Microflex, Alamo, Electro Controls, HF, Sea Tech, Orion and TEAM.

Additionally, the increase in gross profit was due to decreased manufacturing restructuring and other costs. For 2005, we charged $1,816,000 of accelerated depreciation and other costs to cost of sales compared to $2,873,000 of accelerated depreciation and other costs for 2004.

Selling, general and administrative expenses.    SG&A expenses for 2005 increased $22,552,000, or 10.9%, compared to 2004. The increase in SG&A expenses is attributable to the following:

	(in thousands)	% change

Internal growth	$14,151	6.8%
Foreign exchange	391	0.2
Acquisitions	10,464	5.1
Other	(2,454)	(1.2)

Total	$22,552	10.9%

Internal SG&A expenses increased primarily from higher variable selling expenses caused by increased sales volumes in North America and China, from due-diligence related charges, and from increased bad debt reserves. These cost increases were partially offset by lower costs for complying with SOX. Additionally, we recorded $1,000,000 in reserve reductions in 2004 related to a favorable ruling in a legal matter. The increase in SG&A expenses from foreign exchange is primarily due to the appreciation of the Canadian dollar and the yuan against the U.S. dollar partially offset by the depreciation of the euro against the U.S. dollar. The increase in SG&A expenses from acquisitions is due to the inclusion of Dormont, Core, Savard, Microflex, Alamo, Electro Controls, HF, Sea Tech, Orion and TEAM. Other includes costs of $2,454,000 for prior period corrections including an earn-out arrangement from a prior period acquisition that was accounted for as compensation expense. The earn-out arrangement was completed on August 31, 2005.

Operating income.    Operating income by geographic segment for 2005 and 2004 was as follows:

	Years ended
				% change to consolidated operating income
(Dollars in thousands)	December 31, 2005	December 31, 2004	Change

North America	$76,757	$68,558	$8,199	9.8%
Europe	31,528	31,597	(69)	(0.1)
China	3,533	1,857	1,676	2.0
Corporate	(17,263)	(18,412)	1,149	1.4

Total	$94,555	$83,600	$10,955	13.1%

The increase in operating income is attributable to the following:

						Change as a % of consolidated operating income					Change as a % of segment operating income
(Dollars in thousands)	North America	Europe	China	Corp	Total	North America	Europe	China	Corp	Total	North America	Europe	China	Corp

Internal growth	$(467)	$(1,100)	$1,622	$1,873	$1,928	(0.6)%	(1.3)%	1.9%	2.3%	2.3%	(0.7)%	(3.5)%	87.4%	(10.2)%
Foreign exchange	658	(404)	54	—	308	0.8	(0.5)	0.1	—	0.4	1.0	(1.3)	2.9	—
Acquisitions	2,867	2,975	—	—	5,842	3.4	3.6	—	—	7.0	4.2	9.4	—	—
Other	3,178	—	—	(724)	2,454	3.8	—	—	(0.9)	2.9	4.6	—	—	4.0
Other—Restructuring	1,963	(1,540)	—	—	423	2.4	(1.9)	—	—	0.5	2.9	(4.9)	—	—

Total	$8,199	$(69)	$1,676	$1,149	$10,955	9.8%	(0.1)%	2.0%	1.4%	13.1%	12.0%	(0.3)%	90.3%	(6.2)%

Internally our North American segment experienced a decrease in operating income primarily from increased commodity costs and increased SG&A expenses, partially offset by benefits resulting from our completed manufacturing restructuring projects and outsourcing. In 2005, we experienced raw material cost increases, which we were not able to fully recover through price increases on some of our products. For 2005, we recorded $1,005,000 for net costs associated with our manufacturing restructuring plan compared to $2,968,000 for 2004. The acquired growth is due to the inclusion of operating income from Dormont, Core, Savard, Alamo, HF, Sea Tech and Orion. Other represents costs accrued for an earn-out arrangement from a prior period acquisition. This earn-out arrangement was completed on August 31, 2005.

The increase in operating income due to foreign exchange in North America is due to the Canadian dollar appreciating against the U.S. dollar. We cannot predict whether the Canadian dollar will continue to appreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our net sales.

Internally our European segment also experienced a decrease in operating income. This was primarily due to a soft European economy, increased sales in lower margin wholesale products and increased SG&A expenses, offset by benefits resulting from our completed manufacturing restructuring projects and outsourcing. For 2005, we recorded $1,540,000 for costs associated with our manufacturing restructuring plan and we did not record any costs for 2004.

The decrease in Europe's operating income from foreign exchange is primarily due to the depreciation of the euro against the U.S. dollar. We cannot predict whether the euro will continue to depreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our operating income.

The increase in internal growth in China of $1,622,000 is primarily attributable to increased capacity utilization and low cost sourcing to our domestic facilities offset by increased SG&A expenses primarily related to increased variable selling expenses due to increased sales volumes and increased bad debt reserves.

The increase in internal operating income in Corporate of $1,149,000 is primarily attributable to reductions in SOX expenses and audit expenses partially offset by a $1,000,000 reserve reduction in the first quarter of 2004 due to a favorable ruling in a legal matter. Other consists of $724,000 of adjustments made in the fourth quarter of 2004 to correct errors for accrued expenses.

Interest expense.    Interest expense decreased $211,000, or 2.0%, for 2005 compared to 2004, primarily due to reduced debt levels in Europe. Debt levels increased in the U.S., but not until December 2005, as a result of the fourth quarter acquisition activity.

Effective July 1, 2005, we entered into a three-year interest rate swap with a counter party for a notional amount of €25,000,000, which is outstanding under our revolving credit facility. We swapped the three-month EURIBOR plus 0.6% rate for a fixed rate of 3.02%. The impact of the swap was immaterial to the overall interest expense. The swap was terminated on October 3, 2006.

We had previously entered into an interest rate swap for a notional amount of €25,000,000 outstanding on our prior revolving credit facility. We swapped the three-month EURIBOR plus 0.7%, for a fixed rate of 2.3%. The swap was terminated at June 30, 2005. The impact of the swap was immaterial to the overall interest expense.

Income taxes.    Our effective tax rate for continuing operations for 2005 increased to 35.9% from 32.9% for 2004. The increase is primarily due to the benefits realized in 2004 of approximately $800,000 for previously unrecognized deferred tax assets in China. In addition, in 2004 we recorded multi-year refund claims relating to state tax credits; in 2005 those tax credits were realized for the current year only. This increase was partially offset by a decrease in our European tax rate for 2005 compared to 2004 due to earnings mix in Europe.

Income from continuing operations.    Income from continuing operations for 2005 increased $6,282,000, or 12.9%, to $55,020,000, or $1.67 per common share, from $48,738,000, or $1.49 per common share, for 2004, in each case, on a diluted basis. Income from continuing operations for 2005 and 2004 includes net costs incurred for our manufacturing restructuring plan of $1,633,000, or ($0.05) per share, and $1,825,000, or ($0.06) per share, respectively. Also included in income from continuing operations for 2004 is the net charge of $2,289,000, or ($0.07) per share, for accounting corrections relating to certain accrued expenses.

Loss from discontinued operations.    We recorded a charge net of tax to discontinued operations for 2005 of $421,000, or ($0.01) per common share, and $1,918,000, or ($0.06) per common share, for 2004, in each case, on a diluted basis. Included in loss from discontinued operations for 2005 and 2004 are charges attributable to legal fees associated with the James Jones litigation and obligations to the former shareholders of the James Jones Company of $421,000, or ($0.01) per share and $1,125,000, or ($0.04) per share, respectively. See "Business—Product liability, environmental and other litigation matters." Additionally, losses from discontinued operations for 2004 include an impairment charge and an operating loss totaling $793,000 or ($0.02) per share for the divesture of our minority interest in Jameco International LLC.

Year ended December 31, 2004 compared to year ended December 31, 2003

During the fourth quarter of 2004, we identified and corrected errors related to certain accrued expenses. The after-tax adjustments, which affected selling, general and administrative and tax expense, necessary to correct these errors amounted to $2,289,000, or ($0.07) per share. The portions of these adjustments that related to the year ended December 31, 2004 and the fourth quarter of 2004 were $1,520,000, or ($0.05) per share, and $411,000, or ($0.01) per share, respectively. The impact of the amount that related to prior periods was not material to any of the financial statements of prior periods, thus the amount related to prior periods was also recorded in the fourth quarter of 2004.

The following table illustrates the effects of the adjustments on earnings per share from continuing operations:

	Fourth quarter ended December 31, 2004	Year ended December 31, 2004

Adjustments:
Related to 2004	$(0.01)	$(0.05)
Related to earlier periods	(0.06)	(0.02)

	$(0.07)	$(0.07)

Net sales.    Our business is reported in three geographic segments: North America, Europe and China. Our net sales in each of these segments for the years ended December 31, 2004 and 2003 were as follows:

	Year ended December 31, 2004		Year ended December 31, 2003
						% change to consolidated net sales
(Dollars in thousands)	Net sales	% sales	Net sales	% sales	Change

North America	$545,139	66.1%	$472,518	67.3%	$72,621	10.3%
Europe	253,234	30.7	210,614	30.0	42,620	6.1
China	26,185	3.2	18,727	2.7	7,458	1.1

Total	$824,558	100%	$701,859	100%	$122,699	17.5%

The increase in net sales is attributable to the following:

					Change as a % of consolidated net sales				Change as a % of segment net sales
(Dollars in thousands)	North America	Europe	China	Total	North America	Europe	China	Total	North America	Europe	China

Internal growth	$45,041	$8,822	$7,458	$61,321	6.4%	1.3%	1.1%	8.8%	9.6%	4.2%	39.8%
Foreign exchange	2,463	20,935	—	23,398	0.4	3.0	—	3.4	0.5	9.9	—
Acquisitions	25,117	12,863	—	37,980	3.5	1.8	—	5.3	5.3	6.1	—

Total	$72,621	$42,620	$7,458	$122,699	10.3%	6.1%	1.1%	17.5%	15.4%	20.2%	39.8%

The internal growth in net sales in North America is due to increased price and unit sales into both the wholesale and DIY markets. Our sales into the wholesale market for 2004, excluding sales from acquisitions, grew by 10% compared to 2003, primarily due to increased sales of backflow preventer units, as well as in our plumbing and under-floor radiant heating product lines. Our sales into the North American DIY market for 2004 increased by 10% compared to 2003 primarily due to increased sales of our brass and tubular products.

The increase in net sales due to foreign exchange in North America is due to the Canadian dollar appreciating against the U.S. dollar. We cannot predict whether the Canadian dollar will continue to appreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our net sales.

The acquired growth in net sales in North America is due to the inclusion of net sales of Flowmatic, acquired on January 5, 2004 and Orion, acquired on May 21, 2004.

The internal growth in net sales in Europe is primarily due to increased sales into the European OEM market and market share gains in the European wholesale markets.

The increase in net sales due to foreign exchange in Europe is primarily due to the appreciation of the euro against the U.S. dollar. We cannot predict whether the euro will continue to appreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our net sales.

The acquired growth in net sales in Europe is due to the inclusion of the net sales of Martin Orgee, acquired on April 18, 2003, Anello, acquired on July 30, 2003, and TEAM, acquired on April 16, 2004.

The increase in net sales in China is primarily attributable to downward adjustments made in 2003 for previously recorded sales and increased sales rebates and returns recorded at our TWT joint venture located in Tianjin, China that did not repeat in 2004, and to internal growth primarily due to increased domestic shipments from our wholly-owned subsidiary located in Taizhou, China.

Gross profit.    Gross profit for 2004 increased $50,696,000, or 21.1%, compared to 2003. The increase in gross profit is attributable to the following:

	(in thousands)	% change

Internal growth	$31,628	13.2%
Foreign exchange	7,415	3.1
Acquisitions	13,722	5.7
Other	(2,069)	(0.9)

Total	$50,696	21.1%

The internal growth is primarily due to a $21,449,000 increase in internal gross profit in the North American segment. This increase is primarily due to improved sales mix due to increased sales volume in the North American wholesale market, which typically generates higher gross margins than the North American retail market, and to benefits resulting from our completed manufacturing restructuring projects and outsourcing. The European segment increased internal gross profit by $3,972,000, primarily due to sales growth with European OEM and wholesale customers and to benefits resulting from our completed manufacturing restructuring projects. The China segment increased gross profit by $7,076,000, primarily due to inventory write-downs, increased sales rebates and returns and other net adjustments recorded in 2003 that did not repeat in 2004, and to increased sales volumes at WPT (formerly referred to as Shida) and improved manufacturing efficiencies at our wholly-owned manufacturing plant in Tianjin in 2004. The increase in gross profit from foreign exchange is primarily due to the appreciation of the euro and Canadian dollar against the U.S. dollar. The increase in gross profit from acquisitions is due to the inclusion of gross profit from Orion, TEAM, Flowmatic, Martin Orgee and Anello. These factors contributed to an increased consolidated gross profit percent of 35.2% for 2004 compared to 34.2% in 2003.

The increase in gross profit was partially offset by increased manufacturing restructuring and other costs. For 2004, we charged $2,873,000 of accelerated depreciation to cost of sales compared to $804,000 of accelerated depreciation and other costs for 2003.

Selling, general and administrative expenses.    SG&A expenses for 2004 increased $37,428,000, or 22.1%, compared to 2003. The increase in SG&A expenses is attributable to the following:

	(in thousands)	% change

Internal growth	$20,118	11.9%
Foreign exchange	4,573	2.7
Acquisitions	7,811	4.6
Other	4,926	2.9

Total	$37,428	22.1%

The internal increase in SG&A expenses is primarily due to increased variable selling expense due to increased sales volume and costs incurred to comply with the requirements of SOX partially offset by a reserve reduction due to a favorable ruling in one of our legal cases. For 2004, commission expense and selling expense were approximately 4.2% and 11.5%, respectively, of sales. These expense percentages are consistent with 2003. For 2004, we recorded approximately $5,900,000 for SOX-related expenses.

As discussed previously, during the fourth quarter of 2004, we identified and corrected errors related to certain accrued expenses. The adjustments to net income necessary to correct these errors included a pre-tax charge to SG&A expenses of $4,926,000.

Our SG&A expenses as a percentage of sales for 2004 increased to 25.1% compared to 24.1% for 2003 primarily from SOX costs and the fourth quarter accrual adjustments.

Operating income.    Operating income by geographic segment for 2004 and 2003 was as follows:

	Years ended
				% change to consolidated operating income
(Dollars in thousands)	December 31, 2004	December 31, 2003	Change

North America	$68,558	$64,375	$4,183	6.0%
Europe	31,597	22,592	9,005	12.9
China	1,857	(3,834)	5,691	8.1
Corporate	(18,412)	(13,132)	(5,280)	(7.6)

Total	$83,600	$70,001	$13,599	19.4%

The increase in operating income is attributable to the following:

						Change as a % of consolidated operating income					Change as a % of segment operating income
(Dollars in thousands)	North America	Europe	China	Corp	Total	North America	Europe	China	Corp	Total	North America	Europe	China	Corp

Internal growth	$9,920	$2,065	$5,529	$(6,004)	$11,510	14.2%	3.0%	7.9%	(8.6)%	16.5%	15.4%	9.1%	144.2%	(45.7)%
Foreign exchange	434	2,408	—	—	2,842	0.6	3.4	—	—	4.1	0.7	10.7	—	—
Acquisitions	2,285	3,626	—	—	5,911	3.3	5.2	—	—	8.4	3.6	16.1	—	—
Other	(5,650)	—	—	724	(4,926)	(8.1)	—	—	1.0	(7.1)	(8.8)	—	—	5.5
Other—Restructuring	(2,806)	906	162	—	(1,738)	(4.0)	1.3	0.2	—	(2.5)	(4.4)	4.0	4.2	—

Total	$4,183	$9,005	$5,691	$(5,280)	$13,599	6.0%	12.9%	8.1%	(7.6)%	19.4%	6.5%	39.9%	148.4%	(40.2)%

The internal growth in North America is primarily due to our increased gross profit in the wholesale market, benefits resulting from our completed manufacturing restructuring projects and outsourcing, partially offset by increased net SG&A expenses. In 2004, we experienced raw material cost increases, which we were able to recover by implementing price increases on some of our products. For 2004, we recorded $2,968,000 for costs associated with our manufacturing restructuring plan compared to $162,000 for 2003. We expect to record an additional $750,000 in the first half of 2005 for approved costs associated with our manufacturing restructuring plan. The acquired growth is due to the inclusion of operating income from Orion and Flowmatic. Other of $5,650,000 relates to compensation expense regarding the accrual adjustment.

The internal growth in Europe is primarily due to increased gross profit from the increased sales volume in the OEM and wholesale markets and to benefits resulting from our previous manufacturing restructuring projects, partially offset by increased SG&A expenses. For 2004, we did not record any costs associated with our manufacturing restructuring plan compared to $906,000 for 2003. The increase in operating income from foreign exchange is primarily due to the appreciation of the euro against the U.S. dollar. We cannot predict whether the euro will continue to appreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our operating income. The acquired growth includes operating income from TEAM, Martin Orgee and Anello.

The increase in internal growth in China of $5,529,000 is attributable to inventory write-downs and other net adjustments recorded in 2003 that did not repeat in 2004, and to internal growth primarily due to increased sales volumes and improved manufacturing efficiencies associated with our manufacturing plant in Tianjin, which in 2003 was in a start-up phase.

The decrease in operating income in Corporate of $5,280,000 is primarily attributable to costs incurred for compliance with SOX. Other of $724,000 includes the adjustments to correct errors for accrued expenses.

Interest expense.    Interest expense decreased $1,544,000, or 12.8%, for 2004 compared to 2003, primarily due to overlapping interest charges on three separate senior note issues that were outstanding in 2003, while only two senior note issues remain outstanding in 2004, partially offset by the elimination of favorable amortization from our interest rate swap, increased indebtedness on our $125,000,000 senior notes and decreased indebtedness under our U.S. revolving credit facility. On September 1, 2001, we entered into an interest rate swap with respect to our $75,000,000 8.375% notes due December 2003. The swap converted the interest from fixed to floating. On August 5, 2002, we sold the swap and received $2,315,000 in cash. In 2003, we reduced interest expense by $1,420,000 by amortizing the adjustment to the fair value of the swap. The amortization of the swap was completed upon repayment of the $75,000,000 8.375% notes on December 1, 2003. On May 15, 2003, we refinanced our $75,000,000 8.375% notes with proceeds from the issuance of $125,000,000 senior notes.

On July 1, 2003, we entered into an interest rate swap for a notional amount of €25,000,000 outstanding on our prior revolving credit facility. We swapped the three-month EURIBOR plus 0.7%, for a fixed rate of 2.3%. For 2004, the EURIBOR rate did not fluctuate materially and the impact of swap was immaterial to the overall interest expense.

Income taxes.    Our effective tax rate for continuing operations for 2004 decreased to 32.9% from 38.0% for 2003. The decrease is primarily due to improvements in the results of our Chinese operations that have allowed us to recognize the benefit of deferred tax assets and also have provided a favorable mix of earnings. We also recognized the benefit of a significant amount of state income tax credits in 2004. In addition, a credit of $462,000 was recorded for accounting corrections made in the fourth quarter of 2004 for an accrual that was related to prior years.

Income from continuing operations.    Income from continuing operations for 2004 increased $12,319,000, or 33.8%, to $48,738,000, or $1.49 per common share, from $36,419,000, or $1.32 per common share, for 2003, in each case, on a diluted basis. The appreciation of the euro and the Canadian dollar against the U.S. dollar resulted in a positive impact on income from continuing operations of $0.05 per share for 2004 compared to 2003. We cannot predict whether the euro or the Canadian dollar will continue to appreciate against the U.S. dollar in future periods or whether future foreign exchange rate fluctuations will have a positive or negative impact on our net income. Income from continuing operations for 2004 and 2003 includes net costs incurred for our manufacturing restructuring plan of $1,825,000, or ($0.06) per share, and $1,084,000, or ($0.04) per share, respectively. Also included in income from continuing operations for 2004 is the net charge of $2,289,000, or ($0.07) per share, for accounting corrections relating to certain accrued expenses.

Loss from discontinued operations.    We recorded a charge net of tax to discontinued operations for 2004 of $1,918,000, or ($0.06) per common share, and $3,057,000, or ($0.11) per common share, for 2003, in each case, on a diluted basis. Included in loss from discontinued operations for 2004 are charges attributable to legal fees associated with the James Jones litigation and obligations to the former shareholders of the James Jones Company of $1,125,000, or ($0.04) per share, compared to $3,111,000, or ($0.11) per share, for 2003. See "Business—Product liability, environmental and other litigation matters." Additionally, losses from discontinued operations for 2004 and 2003 include an impairment charge and an operating loss totaling $793,000, or ($0.02) per share, and income of $54,000, or $0.00 per share, respectively, for the planned divesture of our minority interest in Jameco International LLC.

Liquidity and capital resources

We generated $33,411,000 of cash from continuing operations for the first nine months of 2006. We experienced an increase in inventory and accounts receivable in North America, Europe and China. The increase in accounts receivable is primarily due to increased sales volume and selling prices. The increase in inventory was primarily due to increased cost of raw materials, planned increases in European safety stocks and seasonality.

We used $101,423,000 of net cash for investing activities for the first nine months of 2006. We used $90,877,000 to fund the acquisitions of Changsha, ATS, Calflex and Ningbo, KimSafe and Teknigas, $1,763,0000 in additional costs related to 2005 acquisitions and $387,000 to complete the planned increase of our ownership in Stern. We invested $35,348,000 in capital equipment. Capital expenditures consisted of approximately $17,348,000 for manufacturing machinery and equipment as part of our ongoing commitment to improve our manufacturing capabilities and approximately $18,000,000 for the purchase of land and building and for infrastructure improvements for a site in Italy. We subsequently entered into a sale-leaseback transaction with respect to the building. We expect to invest an additional $5,000,000 in capital equipment in 2006. We received proceeds of $27,615,000, which primarily included $15,957,000 related to the sale-leaseback in Italy and $9,148,000 from the sale of our facility in northern Italy. We also received proceeds from two buildings held for sale, totaling approximately $2,331,000, during the first nine months of 2006.

We generated $136,450,000 of net cash from financing activities for the first nine months of 2006 primarily through the completion of our $225,000,000 private placement of 5.85% senior unsecured notes, increased borrowings under the European line of credit and proceeds from the exercise of stock options, partially offset by payments of debt, dividend payments and debt issue costs.

In April 2006, we amended our revolving credit facility with a syndicate of banks to provide for multi-currency unsecured borrowings and stand-by letters of credit of up to $350,000,000 and to extend the maturity date through April 2011. The original facility provided $300,000,000 in borrowings and would have expired in September 2009. The revolving credit facility is being used to support our acquisition program, working capital requirements and for general corporate purposes.

Outstanding indebtedness under the revolving credit facility bears interest at a rate determined by the type of loan plus an applicable margin determined by our debt rating, depending on the applicable base rate and our bond rating. For the first nine months of 2006 the average interest rate under the revolving credit facility for euro-based borrowings was approximately 3.3%. There were no U.S. dollar borrowings at October 1, 2006. The revolving credit facility includes operational and financial covenants customary for facilities of this type, including, among others, restrictions on additional indebtedness, liens and investments and maintenance of certain leverage ratios. As of October 1, 2006, we were in compliance with all covenants related to the revolving credit facility; had $210,069,000 of unused and potentially available credit under the revolving credit facility; and had $107,290,000 of euro-based borrowings outstanding and $32,641,000 for stand-by letters of credit outstanding on our revolving credit facility.

Effective July 1, 2005, we entered into a three-year interest rate swap with a counter party for a notional amount of €25,000,000, which is outstanding under the revolving credit facility. We swapped the three-month EURIBOR plus 0.6% for a fixed rate of 3.02%. At October 1, 2006, the fair value of the swap was approximately $673,000. The swap was terminated on October 3, 2006.

We generated $998,000 of net cash by operations from discontinued operations. During the first nine months of 2006, we received approximately $16,500 in cash as an indemnification payment for settlement costs we incurred in the James Jones Litigation. This cash has been recorded as a liability at October 1, 2006 because of the possibility that we might have to reimburse the insurance company if it is ultimately successful with a future appeal. We also received approximately $2,606,000 in cash for reimbursement of defense costs related to the James Jones Litigation. During the first nine months of 2006, we paid approximately $390,000 for defense costs and approximately $445,000 for indemnity costs we incurred in the James Jones Litigation.

Working capital (defined as current assets less current liabilities) as of October 1, 2006 was $445,866,000 compared to $305,092,000 as of December 31, 2005. This increase is primarily due to increases in cash, inventories and accounts receivable. Cash and cash equivalents increased to $116,621,000 as of October 1, 2006 compared to $45,758,000 as of December 31, 2005 primarily due to residual proceeds from the completion of the $225,000,000 private placement and from cash generated by operations. The ratio of current assets to current liabilities was 2.5 to 1 as of October 1, 2006 compared to 2.4 to 1 as of December 31, 2005.

We anticipate that available funds from current operations, existing cash, proceeds from this offering and other sources of liquidity will be sufficient to meet current operating requirements and anticipated capital expenditures for at least the next 12 months. However, we may have to consider external sources of financing for any large future acquisitions.

Our long-term contractual obligations as of October 1, 2006 are presented in the following table:

	Payments due by period
Contractual obligations (in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-term debt obligations, including current maturities(a)	$465,597	$7,616	$304	$50,387	$407,290
Operating lease obligations	20,448	2,289	10,372	5,457	2,330
Capital lease obligations(a)	15,347	53	2,347	2,319	10,628
Pension contributions	11,104	90	3,406	198	7,410
Interest(b)	192,055	14,835	48,046	46,375	82,799
Other(c)	29,444	12,000	14,245	2,700	499

Total	$733,995	$36,883	$78,720	$107,436	$510,956

(a)
as recognized in the consolidated balance sheet

(b)
assumes the balance on the revolving credit facility remains at $107,290,000 and the interest rate remains at approximately 3.6% for the presented periods

(c)
includes commodity, capital expenditure commitments, taxes and other benefits at October 1, 2006

We maintain letters of credit that guarantee our performance or payment to third parties in accordance with specified terms and conditions. Amounts outstanding were approximately $53,201,000 as of October 1, 2006 and $48,651,000 as of December 31, 2005. Our letters of credit are primarily associated with insurance coverage and to a lesser extent foreign purchases and generally expire within one year of issuance. These instruments may exist or expire without being drawn down, therefore they do not necessarily represent future cash flow obligations.

We divested our 20% interest in www.plumbworld.co.uk Limited (Plumbworld), a variable interest entity, on August 21, 2006. We had a nominal investment of approximately $500 in Plumbworld and maintained a loan receivable that was paid in full, at which time we relinquished our shares in Plumbworld.

Off-balance sheet arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Application of critical accounting policies and key estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported. A critical accounting estimate is an assumption about highly uncertain matters and could have a material effect on the consolidated financial statements if another, also reasonable, amount were used, or, a change in the estimate is reasonably likely from period to period. We base our assumptions on historical experience and on other estimates that we believe are reasonable under the circumstances. Actual results could differ significantly from these estimates. There were no changes in accounting policies or significant changes in accounting estimates during the first nine months of 2006.

We periodically discuss the development, selection and disclosure of the estimates with our Audit Committee. Management believes the following critical accounting policies reflect its more significant estimates and assumptions.

Revenue recognition

We recognize revenue when all of the following criteria are met: (1) we have entered into a binding agreement, (2) the product has shipped and title has passed, (3) the sales price to the customer is fixed or is determinable and (4) collectibility is reasonably assured. We recognize revenue based upon a determination that all criteria for revenue recognition have been met, which, based on the majority of our shipping terms, is considered to have occurred upon shipment of the finished product. Some shipping terms require the goods to be received by the customer before title passes. In those instances, revenues are not recognized until the customer has received the goods. We record estimated reductions to revenue for customer returns and allowances and for customer programs. Provisions for returns and allowances are made at the time of sale, derived from historical trends and form a portion of the allowance for doubtful accounts. Customer programs, which are primarily annual volume incentive plans, allow customers to earn credit for attaining agreed upon purchase targets from us. We record customer programs as an adjustment to net sales.

Allowance for doubtful accounts

The allowance for doubtful accounts is established to represent our best estimate of the net realizable value of the outstanding accounts receivable. The development of our allowance for doubtful accounts varies by region but in general is based on a review of past due amounts, historical write-off experience, as well as aging trends affecting specific accounts and general operational factors affecting all accounts. In North America, management specifically analyzes individual accounts receivable and establishes specific reserves against financially troubled customers. In addition, factors are developed utilizing historical trends in bad debts, returns and allowances. The ratio of these factors to sales on a rolling twelve-month basis is applied to total outstanding receivables (net of accounts specifically identified) to establish a reserve. In Europe, management develops their bad debt allowance through an aging analysis of all their accounts. In China, management specifically analyzes individual accounts receivable and establishes specific reserves as needed. In addition, for waterworks customers, whose payment terms are generally extended, we reserve the majority of accounts receivable in excess of one year from the invoice date.

We uniformly consider current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. We also aggressively monitor the creditworthiness of our largest customers, and periodically review customer credit limits to reduce risk. If circumstances relating to specific customers change or unanticipated changes occur in the general business environment, our estimates of the recoverability of receivables could be further adjusted.

Inventory valuation

Inventories are stated at the lower of cost or market with costs generally determined on a first-in first-out basis. We utilize both specific product identification and historical product demand as the basis for determining our excess or obsolete inventory reserve. We identify all inventories that exceed a range of one to three years in sales. This is determined by comparing the current inventory balance against unit sales for the trailing twelve months. New products added to inventory within the past twelve months are excluded from this analysis. A portion of our products contain recoverable materials, therefore the excess and obsolete reserve is established net of any recoverable amounts. Changes in market conditions, lower than expected customer demand or changes in technology or features could result in additional obsolete inventory that is not saleable and could require additional inventory reserve provisions.

In certain countries, additional inventory reserves are maintained for potential shrinkage experienced in the manufacturing process. The reserve is established based on the prior year's inventory losses adjusted for any change in the gross inventory balance.

Goodwill and other intangibles

We adopted Financial Accounting Standards Board Statement No. 142 "Goodwill and Other Intangible Assets" (FAS 142) on January 1, 2002, and as a result we no longer amortize goodwill. Goodwill and intangible assets with indefinite lives are tested annually for impairment in accordance with the provisions of FAS 142. We use judgment in assessing whether assets may have become impaired between annual impairment tests. We concluded that no impairment existed at October 30, 2005, the time of our latest annual review. We perform our annual test for indicators of goodwill and non-amortizable intangible assets impairment in the fourth quarter of our fiscal year or sooner if indicators of impairment exist.

Intangible assets such as purchased technology are generally recorded in connection with a business acquisition. Values assigned to intangible assets are determined by an independent valuation firm based on estimates and judgments regarding expectations of the success and life cycle of products and technology acquired.

Since the adoption of FAS 142 our valuations have been greater than the carrying value of our goodwill and intangibles. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such factors as future sales volume, selling price changes, material cost changes, cost savings programs and capital expenditures could significantly affect our valuations. Other changes that may affect our valuations include, but are not limited to product acceptances and regulatory approval. If actual product acceptance differs significantly from the estimates, we may be required to record an impairment charge to write down the assets to their realizable value. A severe decline in market value could result in an unexpected impairment charge to goodwill, which could have a material impact on the results of operations and financial position.

Product liability and workers' compensation costs

Because of retention requirements associated with our insurance policies, we are generally self-insured for potential product liability claims and for workers' compensation costs associated with workplace accidents. For product liability cases in the U.S., management estimates expected settlement costs by utilizing loss reports provided by our third-party administrators as well as developing internal historical trend factors based on our specific claims experience. Management utilizes the internal trend factors that reflect final expected settlement costs. In other countries, we maintain insurance coverage with relatively high deductible payments, as product liability claims tend to be smaller than those experienced in the U.S. Changes in the nature of claims or the actual settlement amounts could affect the adequacy of this estimate and require changes to the provisions. Because the liability is an estimate, the ultimate liability may be more or less than reported.

Workers' compensation liabilities in the U.S. are recognized for claims incurred (including claims incurred but not reported) and for changes in the status of individual case reserves. At the time a workers' compensation claim is filed, a liability is estimated to settle the claim. The liability for workers' compensation claims is determined based on management's estimates of the nature and severity of the claims and based on analysis provided by third party administrators and by various state statutes and reserve requirements. We have developed our own trend factors based on our specific claims experience. In other countries where workers' compensation costs are applicable, we maintain insurance coverage with limited deductible payments. Because the liability is an estimate, the ultimate liability may be more or less than reported.

We maintain excess liability insurance with outside insurance carriers to minimize our risks related to catastrophic claims in excess of all self-insured positions. Any material change in the aforementioned factors could have an adverse impact on our operating results.

Legal contingencies

We are a defendant in numerous legal matters including those involving environmental law and product liability as discussed further in "Business—Product liability, environmental and other litigation matters." As required by Financial Accounting Standards Board Statement No. 5

"Accounting for Contingencies" (FAS 5), we determine whether an estimated loss from a loss contingency should be accrued by assessing whether a loss is deemed probable and the loss amount can be reasonably estimated, net of any applicable insurance proceeds. Estimates of potential outcomes of these contingencies are developed in consultation with outside counsel. While this assessment is based upon all available information, litigation is inherently uncertain and the actual liability to fully resolve this litigation cannot be predicted with any assurance of accuracy. Final settlement of these matters could possibly result in significant effects on our results of operations, cash flows and financial position.

Pension benefits

We account for our pension plans in accordance with Financial Accounting Standards Board Statement No. 87 "Employers Accounting for Pensions" (FAS 87). In applying FAS 87, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. The primary assumptions are as follows:

•
Weighted average discount rate—this rate is used to estimate the current value of future benefits. This rate is adjusted based on movement in long-term interest rates.

•
Expected long-term rate of return on assets—this rate is used to estimate future growth in investments and investment earnings. The expected return is based upon a combination of historical market performance and anticipated future returns for a portfolio reflecting the mix of equity, debt and other investments indicative of our plan assets.

•
Rates of increase in compensation levels—this rate is used to estimate projected annual pay increases, which are used to determine the wage base used to project employees' pension benefits at retirement.

We determine these assumptions based on consultation with outside actuaries and investment advisors. Any variance in these assumptions could have a significant impact on future recognized pension costs, assets and liabilities.

Income taxes

We estimate and use our expected annual effective income tax rates to accrue income taxes. Effective tax rates are determined based on budgeted earnings before taxes including our best estimate of permanent items that will affect the effective rate for the year. Management periodically reviews these rates with outside tax advisors and changes are made if material discrepancies from expectations are identified.

We recognize deferred taxes for the expected future consequences of events that have been reflected in the consolidated financial statements in accordance with the rules of Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes" (FAS 109). Under FAS 109, deferred tax assets and liabilities are determined based on differences between the book values and tax bases of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We consider estimated future taxable income and ongoing prudent tax planning strategies in assessing the need for a valuation allowance.

New accounting standards

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements" (SAB 108), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. We will adopt the provisions of SAB 108 for our annual financial statements for fiscal year 2006. We do not expect the impact of SAB 108 will be material to our consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (FASB) issued FAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)" (FAS 158), which requires an employer to: (a) recognize in its statement of financial position an asset for a plan's overfunded status or a liability for a plan's underfunded status; (b) measure a plan's assets and its obligations that determine its funded status as of the end of the employer's fiscal year; and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in other comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006 for companies with publicly traded equity securities. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008, although earlier adoption is permitted. As a result of the requirement to recognize the funded status of our benefit plans as of December 31, 2006, we expect to record an increase in our pension liability of approximately $8,000,000 and a decrease in stockholders' equity of approximately $5,500,000, net of tax.

In September 2006, the FASB issued FAS No. 157, "Fair Value Measurements" (FAS 157), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged provided that the reporting company has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. We do not expect the impact of FAS 157 will be material to our consolidated financial statements.

In July 2006, the FASB issued Financial Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, based on the technical merits. This interpretation also provides guidance on measurement, de- recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will become effective for fiscal years beginning after December 15, 2006. We do not expect that the impact of FIN 48 will be material to our consolidated financial statements.

In March 2006, the FASB issued Financial Accounting Standards Board Statement No. 156, "Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140" (FAS 156). FAS 156 amends FAS Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. FAS 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. We are required to adopt the provisions of FAS 156 as of January 1, 2007, although earlier adoption is permitted. We do not expect that the impact of FAS 156 will be material to our consolidated financial statements.

In February 2006, the FASB issued Financial Accounting Standards Board Statement No. 155, "Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140" (FAS 155). FAS 155 amends FAS 133, "Accounting for Derivatives and Hedging Activities," and FAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and allows an entity to remeasure at fair value a hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation from the host, if the holder irrevocably elects to account for the whole instrument on a fair value basis. Subsequent changes in the fair value of the instrument would be recognized in earnings. We are required to adopt the provision of FAS 155 as of January 1, 2007, although earlier adoption is permitted. We do not expect that the impact of FAS 155 will be material to our consolidated financial statements.

In May 2005, the FASB issued Financial Accounting Standards Board Statement No. 154, "Accounting Changes and Error Correction Replacement of APB Opinion No. 20 and FASB Statement No. 3" (FAS 154). FAS 154 replaces APB Opinion No. 20, "Accounting Changes" (APB 20), and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle. FAS 154 defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used. FAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. We applied the provisions of this statement in January 2006 and the impact was not material to our consolidated financial statements.

In December 2004, the FASB issued Financial Accounting Standards Board Statement No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" (FAS 153). The amendments made by FAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. We applied the provisions of this statement prospectively in January 2006 and the impact was not material to our consolidated financial statements.

In November 2004, the FASB issued Financial Accounting Standards Board Statement No. 151, "Inventory Costs" (FAS 151). FAS 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for inventory costs. The provisions of this statement are effective for fiscal years beginning after June 15, 2005. We applied the provisions of this statement in January 2006, and the impact was not material to our consolidated financial statements.

Quantitative and qualitative disclosures about market risk

We use derivative financial instruments primarily to reduce exposure to adverse fluctuations in foreign exchange rates, interest rates and costs of certain raw materials used in the manufacturing process. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all derivative positions are used to reduce risk by hedging underlying economic exposure. The derivatives we use are instruments with liquid markets.

Our consolidated earnings, which are reported in United States dollars, are subject to translation risks due to changes in foreign currency exchange rates. This risk is concentrated in the exchange rate between the U.S. dollar and the euro; the U.S. dollar and the Canadian dollar; and the U.S. dollar and the Chinese yuan.

Our foreign subsidiaries transact most business, including certain intercompany transactions, in foreign currencies. Such transactions are principally purchases or sales of materials and are denominated in European currencies or the U.S. or Canadian dollar. We use foreign currency forward exchange contracts to manage the risk related to intercompany purchases that occur during the course of a year and certain open foreign currency denominated commitments to sell products to third parties. For the nine months ended October 1, 2006, the amounts recorded in other income for the change in the fair value of such contracts was immaterial.

We have historically had a very low exposure on the cost of our debt to changes in interest rates. Interest rate swaps are used to mitigate the impact of interest rate fluctuations on certain variable rate debt instruments and reduce interest expense on certain fixed rate instruments. Information about our long-term debt including principal amounts and related interest rates appears in note 11 of notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005 and in note 10 of notes to consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended October 1, 2006.

We purchase significant amounts of bronze ingot, brass rod, cast iron, steel and plastic, which are utilized in manufacturing our many product lines. Our operating results can be adversely affected by changes in commodity prices if we are unable to pass on related price increases to our customers. We manage this risk by monitoring related market prices, working with our suppliers to achieve the maximum level of stability in their costs and related pricing, seeking alternative supply sources when necessary and passing increases in commodity costs to our customers, to the maximum extent possible, when they occur.

Business

Overview

Watts Regulator Co. was founded by Joseph E. Watts in 1874 in Lawrence, Massachusetts. Watts Regulator Co. started as a small machine shop supplying parts to the New England textile mills of the 19th century and grew into a global manufacturer of products and systems focused on the control, conservation and quality of water and the comfort and safety of the people using it. Watts Water Technologies, Inc. was incorporated in Delaware in 1985 and became the parent company of Watts Regulator Co.

Our competitive strengths

Comprehensive portfolio of leading water-related products.    We focus on supplying products for water-related markets, including water quality, water conservation, water safety and water flow control. Our comprehensive portfolio of water-related products provides our customers with purchasing efficiency and ease of service. As wholesale distribution customers have consolidated their vendor base to reduce costs, our broad product offerings have made us more attractive as a single source for their product needs.

Brand preference and leading market positions.    We believe our leading product lines of backflow preventers, water pressure regulators, temperature and pressure relief valves, and thermostatic mixing valves have the highest brand name preference and brand name recognition in North America. We further believe end-users of valves and related systems place a high premium on product quality and reliability, and our strength and reputation in these areas have contributed to our leading market positions.

Successful track record of identifying and integrating acquisitions.    We have successfully acquired and integrated 30 companies since 1999. Our experience in acquiring businesses has resulted in improved financial performance of the acquired companies, increased our global presence and expanded our product line. We invest in opportunities that enable us to expand our existing product offering, enter new product and geographic markets, and acquire new technology and manufacturing capabilities.

Global manufacturing capabilities.    Our sophisticated manufacturing equipment and processes allows us to shift manufacturing of a particular product across our global manufacturing network. We can therefore source our products globally according to costs and customer demand. In addition, we are continuing to source more of our manufacturing from lower-cost majority- or wholly-owned operations in China, Bulgaria and Tunisia.

Technological expertise and new product introductions.    We have developed technological expertise in the design and manufacture of water-related products and solutions. For instance, we recently developed and marketed the first line of flexible water supply connectors with a built-in shutoff device. Our FloodSafe™ auto-shutoff connectors protect homes and businesses from potentially catastrophic water damage resulting from burst or broken water supply connectors. In addition, our Watts Radiant division recently designed Hydronex™ radiant heating panels. Our Hydronex panels are pre-engineered and manufactured in three typical modular configurations for radiant heating applications, providing installers with an alternative to costly custom-built panels.

Efficient distribution and reduced transaction costs.    Over the past five years, we have made significant improvements in our distribution capabilities that have increased the quality of customer service and resulted in reduced transaction costs. We have upgraded our information technology systems, enabling us to increase our level of electronic data interchange transactions, which has improved delivery time and fill rates, allowing our customers to maintain lower inventories.

Experienced management team.    Our senior management team has significant experience in the design, manufacturing, distribution, merchandising and sales of products in our industry. Our executive management team has an average of nine years of service with our company. In addition, this team has substantial experience in the acquisition and integration of businesses, aggressive cost management, global operations and efficient manufacturing techniques, all of which are critical to our long-term growth strategy.

Our growth strategy

Our "Water by Watts" strategy is to be the leading provider of water quality, water conservation, water safety and water flow control products for the residential and commercial markets in North America, Europe and China. Our primary objective is to grow earnings by increasing sales within existing markets, expanding into new markets, leveraging our distribution channels and customer base, making selected acquisitions, reducing manufacturing costs and advocating for the development and enforcement of industry standards.

Growing sales within existing markets.    We intend to continue to introduce products in existing markets by enhancing our preferred brands, developing new complementary products, promoting plumbing code development to drive sales of safety and water quality products and continually improving merchandising in both the DIY and wholesale distribution channels. For example, with our June 2005 acquisition of the water softener business of Alamo, we broadened our product line in the water purification market by adding a well-known brand of water softeners for both residential and commercial applications.

Expanding into new product and geographic markets.    We continually target selected new product and geographic markets based on growth potential, including our ability to leverage our existing distribution channels. For instance, in January 2005, we acquired HF Scientific, Inc., a manufacturer of instrumentation, test kits and chemical reagents used for monitoring water quality, with applications for laboratory and field use. With the acquisition of HF, we entered the water monitoring market, which complements our market for filtration and other water quality products. In addition, with our acquisition of Changsha Valve Works in April 2006, we entered the water works and water distribution markets in China.

Leverage our distribution channel and customer base.    We continually leverage our distribution channels through the introduction of new products, as well as the integration of products of our acquired companies. For example, our recent acquisition of ATS Expansion Group based in France will allow us to expand into the DIY market in various European markets. We also intend to introduce ATS' product lines into our existing wholesale distribution channels in other European markets. Another example is our December 2005 acquisition of Dormont Manufacturing Company based in Export, Pennsylvania. Dormont is a leading manufacturer of gas connectors in the United States. Watts has a strong presence in the North American wholesale market, which will allow us to introduce Dormont's line of gas connectors in a more meaningful way into that distribution channel. We also intend to introduce Watts' line of plumbing and heating safety products into Dormont's commercial food service distribution channel.

Making selected acquisitions.    We intend to continue to generate growth by targeting selected acquisitions, both in our core markets as well as new complementary markets. We have completed 30 acquisitions since divesting our industrial and oil and gas business in 1999, including nine acquisitions in 2005 and five acquisitions during the first three quarters of 2006. Our acquisition strategy focuses on businesses that manufacture preferred brand name products that address our themes of water quality, water safety, water conservation, water flow control and related complementary markets. We target businesses that will provide us with one or more of the following: an entry into new markets, an increase in shelf space with existing customers, strong brand names, a new or improved technology or an expansion of the breadth of our Water by Watts offering. In the first nine months of 2006, sales from acquisitions contributed approximately 21.1% to our total sales growth over the comparable period of 2005.

Reducing manufacturing costs.    We are committed to reducing our manufacturing costs through a combination of expanding manufacturing in lower-cost countries and consolidating our diverse manufacturing operations in North America and Europe. We have acquired a number of manufacturing facilities in lower-cost regions such as China, Bulgaria and Tunisia, and plan to continue to shift production to these lower-cost regions.

Advocate development and enforcement of standards.    We have consistently advocated the development and enforcement of plumbing codes and are committed to providing products to meet these standards, particularly for safety and control valve products. For example, we participated in the effort to include thermostatic scald protection in the American Society of Sanitary Engineers Standard ASSE 1016 and the subsequent adoption of that standard into national and state plumbing codes. These codes serve as a competitive barrier to entry by requiring that products sold in select states meet stringent criteria.

Products

We believe that we have the broadest range of products in terms of design distinction, size and configuration in a majority of our principal product lines. Our principal product lines include:

•
backflow preventers for preventing contamination of potable water caused by reverse flow within water supply lines and fire protection systems;

•
a wide range of water pressure regulators for both commercial and residential applications;

•
water supply and drainage products for commercial and residential applications;

•
temperature and pressure relief valves for water heaters, boilers and associated systems;

•
point-of-use water filtration and reverse osmosis systems for both commercial and residential applications;

•
thermostatic mixing valves for tempering water in commercial and residential applications;

•
systems for under-floor radiant applications and hydraulic pump groups for gas boiler manufacturers and renewable energy applications, including solar heat pumps;

•
flexible stainless steel connectors for natural and liquid propane gas in commercial food service and residential applications; and

•
large diameter butterfly valves for use in China's water infrastructure.

We sell our products to wholesale distributors such as Ferguson Enterprises, Inc. and Hajoca Corp., major DIY chains such as The Home Depot, Inc. and Lowe's Companies, Inc., and OEMs such as Buderus AG, Siemens plc and Rheem Manufacturing Company. Most of our sales are of products that have been approved under regulatory standards incorporated into state and municipal plumbing, heating, building and fire protection codes in North America and Europe. We have consistently advocated the development and enforcement of such codes and remain committed to providing products to meet these standards, in particular, safety and control valve products. We maintain quality control and testing procedures at each of our manufacturing facilities in order to manufacture products in compliance with code requirements. Additionally, a majority of our manufacturing facilities are ISO 9000, 9001 or 9002 certified by the International Organization for Standardization.

Our industry

We estimate the annual global water market to be approximately $365 billion, of which the market that our products address is approximately $60 billion. Within the markets we serve, our sales are relatively balanced between residential and commercial segments, with renovations and remodeling driving a significant portion of demand for our products.

Competition for sales in the water quality, water conservation, water safety and water flow control markets is generally based on brand preference, engineering specifications, plumbing code requirements, price, technological expertise, delivery times and breadth of product offerings. The competitive environment in our industry is characterized by:

Consolidation of manufacturers.    Our industry has experienced significant consolidation over the past decade due to the benefits of increased scale and broader product offerings. Many of our competitors have made numerous acquisitions or have been acquired themselves one or more times. Despite the ongoing consolidation, our industry remains highly fragmented, with numerous competitors and continued opportunities for further acquisitions.

Consolidation of North American and European wholesale distributors.    The wholesale distribution channels for our products in North America and Europe are becoming more concentrated each year. For example, in March 2006, Home Depot acquired Hughes Supply, Inc., one of the largest wholesale distributors in North America. We believe that our product breadth and ability to act as a single source of supply continues to make us an attractive vendor to wholesale distributors in North America.

Large DIY market.    The DIY market in the U.S. is estimated to be approximately $200 billion. We have experienced significant growth in sales of our products in the DIY market since entering that market in 1995, resulting in sales of approximately $165 million in 2005. We believe that our sales in the DIY market have increased primarily due to our development of unique new products and successful merchandising efforts, the expansion of the market with the growth of large national chains, and our ability to fill orders completely and on-time. In addition, our recent acquisition of ATS in France will allow us to expand into the DIY market in various European markets.

Customers and markets

We sell our products to plumbing, heating and mechanical wholesale distributors, major DIY chains and OEMs.

Wholesalers.    Approximately 64% and 63% of our sales in 2005 and 2004, respectively, were to wholesale distributors for both commercial and residential applications. We rely on commissioned manufacturers' representatives, some of which maintain a consigned inventory of our products, to market our product lines.

DIY.    Approximately 18% of our sales in both 2005 and 2004 were to DIY customers in North America. Our DIY customers demand less technical products, but are highly receptive to innovative designs and new product ideas. Our DIY sales over the past several years have increased as a result of our development of unique new products and successful merchandising efforts and the expansion of the market with the large national chains. We expect that our DIY sales in Europe will increase significantly as a result of our recent acquisition of ATS.

OEMs.    Approximately 18% and 19% of our sales in 2005 and 2004, respectively, were to OEMs in both North America and Europe. In North America, our typical OEM customers are water heater manufacturers, equipment manufacturers needing flow control devices and water systems manufacturers needing backflow preventers. Our sales to OEMs in Europe are primarily to boiler manufacturers and radiant systems manufacturers.

Our largest customer, Home Depot and its subsidiaries, accounted for approximately $98.5 million, or 10.7%, of our total net sales in 2005 and $84.5 million, or 10.3%, of our total net sales in 2004. Our top ten customers accounted for approximately $238.1 million, or 25.8%, of our total net sales in 2005 and $201.7 million, or 24.5%, of our total net sales in 2004. Thousands of other customers constituted the remaining 74.2% of our net sales in 2005 and 75.5% of our net sales in 2004.

Marketing and sales

We rely primarily on commissioned manufacturers' representatives, some of which maintain a consigned inventory of our products. These representatives sell primarily to plumbing and heating wholesalers or service DIY store locations in North America. We also sell products for the residential construction and home repair and remodeling industries through DIY plumbing retailers, national catalog distribution companies, hardware stores, building material outlets and retail home center chains and through plumbing and heating wholesalers. In addition, we sell products directly to certain large OEMs and private label accounts.

Manufacturing

We have integrated and automated manufacturing capabilities, including bronze and iron foundries, machining, plastic injection molding and assembly operations. Our foundry operations include metal pouring systems, automatic core making, yellow brass forging and brass and bronze die-castings. Our machining operations feature computer-controlled machine tools, high-speed chucking machines with robotics and automatic screw machines for machining bronze, brass and steel components. We have invested heavily in recent years to expand our manufacturing base and to ensure the availability of the most efficient and productive equipment. We are committed to maintaining our manufacturing equipment at a level consistent with current technology in order to maintain high levels of quality and manufacturing efficiencies.

Capital expenditures and depreciation for each of the last three years were as follows:

	Years ended December 31,
(in millions)	2003	2004	2005

Capital expenditures	$20.0	$21.0	$18.6
Depreciation	$20.5	$26.3	$23.5

For the first nine months of 2006, capital expenditures totaled $35.3 million, and we anticipate spending $40.0 million for all of 2006. The nine-month total for 2006 includes approximately $18.0 million related to the purchase and subsequent sale-leaseback of a building in Italy.

Raw materials

We require substantial amounts of raw materials to produce our products, including bronze, brass, cast iron, steel and plastic, and substantially all of the raw materials we require are purchased from outside sources. We have experienced increases in the costs of certain raw materials, particularly copper. Bronze and brass are copper-based alloys. The spot price of copper increased approximately 89% from September 30, 2005 to September 30, 2006, and approximately 57% from December 31, 2005 to October 26, 2006. In response, we have implemented price increases for some of the products, which have become more expensive to manufacture due to the increases in raw material costs. During the first nine months of 2006, cost increases in raw materials were not completely recovered by increased selling prices or other product cost reductions. We are not able to predict whether or for how long these cost increases will continue. If these cost increases continue and we are not able to reduce or eliminate the effect of the cost increases by reducing production costs or implementing price increases, our profit margins could decrease.

Acquisitions

We have acquired 30 businesses since 1999, including five during the first three quarters of 2006. In acquiring a company, the factors we consider include the following:

•
proprietary, preferred brand-name products;

•
accretive to earnings in the first year after being acquired;

•
product offering expansion and new product opportunities in existing water-related markets;

•
expansion into new product and geographic markets;

•
strong management team;

•
synergies with our existing business units;

•
new distribution channels; and

•
new technology.

We believe our acquisition strategy has been successful for two primary reasons:

Identifying attractive acquisitions.    Our acquisition strategy focuses on companies that manufacture preferred brand name products in water-related markets. In addition, while we have discussions with numerous acquisition candidates each year, we consummate only those acquisitions that meet our criteria. Our acquisition criteria are designed to promote long-term profitability and positive cash flow as well as revenue growth.

Successful integration into our company structure.    We believe that our experience in acquiring businesses has resulted in improved financial performance through successful integration of acquired businesses. Following the acquisition of a business, we appoint a team composed of individuals from various functional areas in our organization to facilitate the assimilation of the new business and to achieve synergies with other business units. We also implement our financial control system in acquired businesses. This process allows us to implement proven methods more quickly and avoid known problems as we integrate a new business.

Code compliance

Products representing a majority of our sales are subject to regulatory standards and code enforcement, which typically require that these products meet stringent performance criteria. Standards are established by such industry test and certification organizations as the American Society of Mechanical Engineers (A.S.M.E.), the Canadian Standards Association (C.S.A.), the American Society of Sanitary Engineers (A.S.S.E.), the University of Southern California Foundation for Cross-Connection Control (USC FCC), the International Association of Plumbing and Mechanical Officials (I.A.P.M.O.), Factory Mutual (F.M.), the National Sanitation Foundation (N.S.F.) and Underwriters Laboratory (U.L.). These standards are incorporated into state and municipal plumbing and heating, building and fire protection codes.

National regulatory standards in Europe vary by country. The major standards and/or guidelines which our products must meet are AFNOR (France), DVGW (Germany), UNI/ICIN (Italy), KIWA (Netherlands), SVGW (Switzerland), SITAC (Sweden) and WRAS (United Kingdom). Further, there are local regulatory standards requiring compliance as well.

Together with our commissioned manufacturers' representatives, we have consistently advocated for the development and enforcement of plumbing codes. We maintain stringent quality control and testing procedures at each of our manufacturing facilities in order to manufacture products in compliance with code requirements.

Product development and engineering

We maintain our own product development, design teams, and testing laboratories in North America, Europe and China that continually work to enhance our existing products and develop new products. We maintain sophisticated product development and testing laboratories. Our efforts in this area have been particularly successful in the DIY market, which values innovation in product design. Research and development costs included in selling, general, and administrative expense amounted to $11.6 million, $9.9 million and $9.2 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Competition

The domestic and international markets for water safety and flow control devices are intensely competitive and require us to compete against some companies possessing greater financial, marketing and other resources than ours. Due to the breadth of our product offerings, the number and identities of our competitors vary by product line and market. We consider brand preference, engineering specifications, plumbing code requirements, price, technological expertise, delivery times and breadth of product offerings to be the primary competitive factors. We believe that new product development and product engineering are also important to success in the water industry and that our position in the industry is attributable in part to our ability to develop new and innovative products quickly and to adapt and enhance existing products. We continue to develop new and innovative products to enhance market position and are continuing to implement manufacturing and design programs to reduce costs. We cannot be certain that our efforts to develop new products will be successful or that our customers will accept our new products. Although we own certain patents and trademarks that we consider to be of importance, we do not believe that our business and competitiveness as a whole are dependent on any one of our patents or trademarks or on patent or trademark protection generally.

Employees

As of October 1, 2006, our wholly-owned and majority-owned domestic and foreign operations employed approximately 8,300 people. None of our employees in North America or China are covered by collective bargaining agreements. In some European countries our employees are subject to the traditional national collective bargaining agreements. We believe that our employee relations are good.

In June 2006, we notified the employees of Tianjin Tanggu Watts Valve Co. Ltd., our 60% owned joint venture in Tianjin, China, that the Chinese government had informed us of its decision to take over the land on which the facility is located by eminent domain by December 31, 2007. As a result, we informed the employees that we would be required to close the facility and relocate its operations. In response, the employees commenced an unauthorized strike and demanded, among other things, certain severance benefits in connection with the shut down of the facility. We and our joint venture partner negotiated an agreement with the striking workers to provide the employees of the facility with severance and other benefits in connection with the shut down of the facility and the employees have returned to work. The strike resulted in a work stoppage that lasted approximately four weeks.

Properties

As of October 1, 2006, we maintained approximately 82 facilities worldwide, including our corporate headquarters located in North Andover, Massachusetts. The remaining facilities consist of foundries, manufacturing facilities, warehouses, sales offices and distribution centers.

The principal properties in each of our three geographic segments and their location, principal use and ownership status are set forth below:

North America:

Location	Principal use	Owned/leased

North Andover, MA	Corporate Headquarters	Owned
Export, PA	Manufacturing	Owned
Franklin, NH	Manufacturing/Distribution	Owned
Burlington, ON, Canada	Manufacturing	Owned
Kansas City, KS	Manufacturing	Owned
Fort Myers, FL	Manufacturing	Owned
St. Pauls, NC	Manufacturing	Owned
Spindale, NC	Manufacturing	Owned
Chesnee, SC	Manufacturing	Owned
Palmdale, CA	Manufacturing	Owned
Dunnellon, FL	Warehouse	Owned
San Antonio, TX	Warehouse	Owned
Springfield, MO	Manufacturing/Distribution	Leased
Langley, BC, Canada	Manufacturing	Leased
Santa Ana, CA	Manufacturing	Leased
Woodland, CA	Manufacturing	Leased
Houston TX	Manufacturing	Leased
Wilmington, NC	Manufacturing	Leased
Phoenix, AZ	Warehouse	Leased
Chicago, IL	Distribution Center	Leased
Reno, NV	Distribution Center	Leased
Calgary, AB, Canada	Distribution Center	Leased

Europe:

Location	Principal use	Owned/leased

Eerbeek, Netherlands	European Headquarters/Manufacturing	Owned
Biassono, Italy	Manufacturing	Owned
Gardolo, Italy	Manufacturing	Owned
Brescia, Italy	Manufacturing	Owned
Landau, Germany	Manufacturing	Owned
Fresseneville, France	Manufacturing	Owned
Plovdiv, Bulgaria	Manufacturing	Owned
South Wales, United Kingdom	Manufacturing	Owned
Rosières, France	Manufacturing	Leased
Monastir, Tunisia	Manufacturing	Leased
Hautvilliers, France	Manufacturing	Owned
Seyssins, France	Manufacturing	Leased
Sorgues, France	Manufacturing	Leased

China:

Location	Principal use	Owned/leased

Tianjin Tanggu District, China	Manufacturing	Owned
Tazhou, Yuhuan, China	Manufacturing	Owned
Tianjin Tanggu District, China	Manufacturing	Leased
Hunan, Changsha, China	Manufacturing	Owned
Ningbo, Beilun, China	Manufacturing	Owned

Certain of our facilities are subject to mortgages and collateral assignments under loan agreements with long-term lenders. In general, we believe that our properties, including machinery, tools and equipment, are in good condition, well maintained and adequate and suitable for their intended uses. We believe that our manufacturing facilities are currently operating at a level that our management considers normal capacity, except for our manufacturing facility in St. Pauls, North Carolina, which is under-utilized. Management believes capacity utilization will continue to increase in 2006 at these plants, subject to unexpected changes in our sales volume.

Product liability, environmental and other litigation matters

We are subject to a variety of potential liabilities connected with our business operations, including potential liabilities and expenses associated with possible product defects or failures and compliance with environmental laws. We maintain product liability and other insurance coverage, which we believe to be generally in accordance with industry practices. Nonetheless, such insurance coverage may not be adequate to protect us fully against substantial damage claims.

James Jones litigation

On June 25, 1997, Nora Armenta (the Relator) filed a civil action in the California Superior Court for Los Angeles County (the Armenta case) against James Jones Company (James Jones), Mueller Co., Tyco International (U.S.), and the Company. We formerly owned James Jones. The Relator filed under the qui tam provision of the California state False Claims Act, Cal. Govt. Code § 12650 et seq. (California False Claims Act) and generally alleged that James Jones and the other defendants violated this statute by delivering some "defective" or "non-conforming" waterworks parts to thirty-four municipal water systems in the State of California. The Relator filed a First Amended Complaint in November 1998 and a Second Amended Complaint in December 2000, which brought the total number of plaintiffs to 161. In June 2002, the trial court excluded 47 cities from this total of 161, but this exclusion was reversed by an August 30, 2006 California Court of Appeal ruling that is being appealed. To date, 11 of the named cities have intervened, and attempts by four other named cities to intervene have been denied.

One of the allegations in the Second Amended Complaint and the Complaints-in-Intervention is that purchased non-conforming James Jones waterworks parts may leach into public drinking water elevated amounts of lead that may create a public health risk because they were made out of '81 bronze alloy (UNS No. C8440) and contain more lead than the specified and advertised '85 bronze alloy (UNS No. C83600). This contention is based on the average difference of about 2% lead content between '81 bronze (6% to 8% lead) and '85 bronze (4%

to 6% lead) and the assumption that this would mean increased consumable lead in public drinking water that could cause a public health concern. We believe the evidence and discovery available to date indicates that this is not the case.

In addition, '81 bronze is used extensively in municipal and home plumbing systems and is approved by municipal, local and national codes. The Federal Environmental Protection Agency also defines metal for pipe fittings with no more than 8% lead as "lead free" under Section 1417 of the Federal Safe Drinking Water Act.

In this case, the Relator seeks three times an unspecified amount of actual damages and alleges that the municipalities have suffered hundreds of millions of dollars in damages. She also seeks civil penalties of $10,000 for each false claim and alleges that defendants are responsible for tens of thousands of false claims. Finally, the Relator requests an award of costs of this action, including attorneys' fees.

In December 1998, the Los Angeles Department of Water and Power (LADWP) intervened in this case and filed a complaint. We settled with the city of Los Angeles, by far the most significant city, for $7.3 million plus attorneys' fees. Co-defendants contributed $2.0 million toward this settlement.

In August 2003, an additional settlement payment was made for $13.0 million ($11 million from us and $2 million from James Jones), which settled the claims of the three Phase I cities (Santa Monica, San Francisco and East Bay Municipal Utility District) chosen by the Relator as having the strongest claims to be tried first. This settlement payment included the Relator's statutory share, and the claims of these three cities have been dismissed. In addition to this $13.0 million payment, we are obligated to pay the Relator's attorney's fees.

After the Phase I settlement, the Court permitted the defendants to select five additional cities to serve as the plaintiffs in a second trial phase of the case. Contra Costa, Corona, Santa Ana, Santa Cruz and Vallejo were chosen. The Company and James Jones then reached an agreement to settle the claims of the City of Santa Ana for a total of $45,000, an amount which approximates Santa Ana's purchases of James Jones products during the relevant period. The Santa Ana settlement was approved by the Court and then completed.

On June 22, 2005, the Court dismissed the claims of the remaining Phase II cities (Contra Costa, Corona, Santa Cruz and Vallejo). The Court ruled that the Relator and these cities were required to show that the cities had received out of spec parts which were related to specific invoices and that this showing had not been made. Although each city's claim is unique, this ruling is significant for the claims of the remaining cities, and the Relator has appealed. Litigation is inherently uncertain, and we are unable to predict the outcome of this appeal.

On September 15, 2004, the Relator's attorneys filed a new common law fraud lawsuit in the California Superior Court for the City of Banning and forty-five other cities and water districts against James Jones, Watts and Mueller Co. based on the same transactions alleged in the Armenta case. About thirty-four of the plaintiffs in this new lawsuit are also plaintiffs in the Armenta case. On January 4, 2006, the Court denied much of the defendants' demurrer, which had been filed on claim-splitting and statute of limitations grounds. Litigation is inherently uncertain, and we are unable to predict the outcome of this new lawsuit.

We have a reserve of approximately $26.0 million with respect to the James Jones Litigation in our consolidated balance sheet as of October 1, 2006. We believe, on the basis of all available information, that this reserve is adequate to cover the probable and reasonably estimable losses resulting from the Armenta case and the insurance coverage litigation with Zurich American Insurance Company (Zurich) discussed below. We are currently unable to make an estimate of the range of any additional losses.

On February 14, 2001, after our insurers had denied coverage for the claims in the Armenta case, we filed a complaint for coverage against our insurers in the California Superior Court (the coverage case). James Jones filed a similar complaint, the cases were consolidated, and the trial court made summary adjudication rulings that Zurich must pay all reasonable defense costs incurred by us and James Jones in the Armenta case since April 23, 1998 as well as such future defense costs until the end of the Armenta case. In July 2004, the California Court of Appeal affirmed these rulings, and, on December 1, 2004, the California Supreme Court denied Zurich's appeal of this decision. This denial permanently established Zurich's obligation to pay Armenta defense costs for both us (approximately $16.9 million plus future costs) and James Jones (which we estimate to be $17.3 million plus future costs), and Zurich is currently making payments of incurred Armenta defense costs. However, as noted below, Zurich asserts that the defense costs paid by it are subject to reimbursement.

In 2002, the trial court made a summary adjudication ruling that Zurich must indemnify and pay us and James Jones for amounts paid to settle with the City of Los Angeles. Zurich's attempt to obtain appellate review of this order was denied, but Zurich will still be able to appeal this order at the end of the coverage case. In 2004, the trial court made another summary adjudication ruling that Zurich must indemnify and pay us and James Jones for the $13.0 million paid to settle the claims of the Phase I cities described above. Zurich's attempt to obtain appellate review of this ruling was denied on December 3, 2004 by the California Court of Appeal, but Zurich will still be able to appeal this order at the end of the coverage case. Although Zurich has now made most of the payments required by these indemnity orders, we are currently unable to predict the finality of these orders since Zurich can appeal them at the end of the coverage case. We have recorded reimbursed indemnity settlement amounts (but not reimbursed defense costs) as a liability pending court resolution of the indemnification matter as it relates to Zurich.

Zurich has asserted that all amounts (which we estimate to be $56.0 million for both defense costs and indemnity amounts paid for settlements) paid by it to us and James Jones are subject to reimbursement under Deductible Agreements related to the insurance policies between Zurich and Watts. If Zurich were to prevail on this argument, James Jones would have a possible indemnity claim against us for its exposure from the Armenta case. We believe the Armenta case should be viewed as one occurrence and the deductible amount should be $0.5 million per occurrence.

These reimbursement claims are subject to arbitration under the Watts/Zurich Deductible Agreements. Zurich claims its reimbursement right for defense costs paid arises under six Deductible Agreements, and we contend that only two Deductible Agreements apply. We further contend that a final decision in California supports our position on the number of Deductible Agreements that should apply to defense costs. On January 31, 2006, the federal district court in Chicago, Illinois determined that there are disputes under all Deductible Agreements in effect during the period in which Zurich issued primary policies and that the arbitrator could decide which agreements would control reimbursement claims. We appealed this ruling. On October 20, 2006, the United States Court of Appeals for the Seventh Circuit affirmed that an arbitration panel could decide which deductible agreements between Zurich and us would control Zurich's reimbursement claim for defense costs paid in the James Jones case. As a result of this development, we recorded a pre-tax charge of $5,000,000 to discontinued operations in the third quarter of 2006.

Based on management's assessment, we do not believe that the ultimate outcome of the James Jones Litigation will have a material adverse effect on our liquidity, financial condition or results of operations. While this assessment is based on all available information, litigation is inherently uncertain, the actual liability to us to resolve this litigation fully cannot be predicted with any certainty and there exists a reasonable possibility that we may ultimately incur losses in the James Jones Litigation in excess of the amount accrued. We intend to continue to contest vigorously all aspects of the James Jones Litigation.

Environmental remediation

We have been named as a potentially responsible party or are otherwise conducting remedial activities with respect to a limited number of identified contaminated sites, including sites we currently own or operate. The levels of contamination vary significantly from site to site as do the related levels of remediation efforts. Environmental liabilities are recorded based on the most probable cost, if known, or on the estimated minimum cost of remediation. We accrue estimated environmental liabilities based on assumptions, which are subject to a number of factors and uncertainties. Circumstances which can affect the reliability and precision of these estimates include identification of additional sites, environmental regulations, level of cleanup required, technologies available, number and financial condition of other contributors to remediation and the time period over which remediation may occur. We recognize changes in estimates as new remediation requirements are defined or as new information becomes available. We have a reserve of approximately $1.9 million (environmental accrual) as of October 1, 2006, which we estimate will likely be paid for environmental remediation liabilities over the next five to ten years. Based on the facts currently known to us, we do not believe that the ultimate outcome of these matters will have a material adverse effect on our liquidity, financial condition or results of operations. Some of our environmental matters are inherently uncertain and there exists a possibility that we may ultimately incur losses from these matters in excess of the amount accrued. However, we cannot currently estimate the amount of any such additional losses.

Asbestos litigation

We are defending approximately 104 cases filed primarily, but not exclusively, in Mississippi and New Jersey state courts alleging injury or death as a result of exposure to asbestos. These filings typically name multiple defendants and are filed on behalf of many plaintiffs. They do not identify any particular Watts products as a source of asbestos exposure. To date, we have been dismissed from each case when the scheduled trial date comes near or when discovery fails to yield any evidence of exposure to any of our products. Based on the facts currently known to us, we do not believe that the ultimate outcome of these claims will have a material adverse effect on our liquidity, financial condition or results of operations.

Other litigation

On or about March 26, 2003, a class action complaint was filed against us by North Carolina Hospitality Group, Inc. in the Circuit Court of Maryland, Prince George's County. It alleges that certain commercial valve models contain a design defect that causes them to fail prematurely. On June 7, 2004, the trial court issued an opinion and order that denied the plaintiff's request for class certification. This ruling was appealed at the end of 2004, and on January 17, 2006, this ruling was affirmed by the Maryland Court of Special Appeals. Based on the facts currently known to us, we do not believe that the ultimate outcome of this matter will have a material adverse effect on our liquidity, financial condition or results of operations.

Other lawsuits and proceedings or claims, arising from the ordinary course of operations, are also pending or threatened against us. Based on the facts currently known to us, we do not believe that the ultimate outcome of these other litigation matters will have a material adverse effect on our liquidity, financial condition or results of operations.

Underwriting

We are offering the shares of Class A common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as book-running manager of the offering, and J.P. Morgan Securities Inc., KeyBanc Capital Markets, a Division of McDonald Investments Inc., Robert W. Baird & Co. Incorporated and SunTrust Capital Markets, Inc. are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	2,940,000
KeyBanc Capital Markets, a Division of McDonald Investments Inc.	759,500
Robert W. Baird & Co. Incorporated	710,500
SunTrust Capital Markets, Inc.	490,000
Brean Murray, Carret & Co., LLC	100,000

Total	5,000,000

The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.14 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 750,000 additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $1.90 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise

Per share	$1.90	$1.90
Total	$9,500,000	$10,925,000

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be about $350,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, for a period of 90 days after the date of this prospectus supplement, without the prior written consent of J.P. Morgan Securities Inc., we will not:

•
offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock, or

•
enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any such transaction is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

Our agreement will not apply to:

•
the shares of Class A common stock being sold in this offering,

•
the grant of options or other rights to purchase shares of Class A common stock under our existing employee stock option plans or employee stock purchase plans, and

•
any shares of Class A common stock issued upon the exercise of options or other rights granted under our existing employee stock option plans.

In addition, our executive officers and directors have agreed that, during this 90-day restricted period, without the prior written consent of J.P. Morgan Securities Inc., they will not:

•
offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock

  (including without limitation, common stock which may be deemed to be beneficially owned by them and securities which may be issued upon exercise of a stock option or warrant), or

•
enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise. This agreement will not apply to the sale by our executive officers and directors of up to 400,000 shares of common stock, in the aggregate, during the 90-day restricted period (as extended, if applicable, as described in the next paragraph).

The 90-day restricted period described above is subject to extension if:

•
during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or

•
prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period.

If either of these events occurs, the lock-up restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our Class A common stock is listed on the New York Stock Exchange under the symbol "WTS."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

Certain legal matters with respect to the Class A common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell.

Where you can find more information

We are subject to the information requirements of the Securities Exchange Act of 1934, and in accordance with the Exchange Act, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at its new address, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Our Class A common stock is listed on the New York Stock Exchange under the symbol "WTS." Please see the second paragraph of "Where You Can Find More Information" in the accompanying prospectus for additional information.

Prospectus

WATTS WATER TECHNOLOGIES, INC.

$300,000,000

Debt Securities
Preferred Stock
Class A Common Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

        This prospectus provides you with a general description of debt and equity securities that Watts Water Technologies, Inc. may offer and sell, from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of any debt or equity securities we offer and the specific manner in which we will offer the debt or equity securities. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the debt or equity securities covered by the prospectus supplement. The prospectus supplement may add to, update or change the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "WTS."

        Investing in our securities involves various risks. Beginning on page 1, we discuss several "Risk Factors" that you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2005

i

        Unless the context otherwise requires, all references to "Watts," "we," "our," "us" or "the company" in this prospectus refer to Watts Water Technologies, Inc., a Delaware corporation.

RISK FACTORS

        Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide whether to invest in our securities. This section includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

We face intense competition and, if we are not able to respond to competition in our markets, our revenues may decrease.

        Competitive pressures in our markets could adversely affect our competitive position, leading to a possible loss of market share or a decrease in prices, either of which could result in decreased revenues and profits. We encounter intense competition in all areas of our business. Additionally, customers for our products are attempting to reduce the number of vendors from which they purchase in order to reduce the size and diversity of their inventories and their transaction costs. To remain competitive, we will need to invest continuously in manufacturing, marketing, customer service and support and our distribution networks. We may not have sufficient resources to continue to make such investments and we may be unable to maintain our competitive position. In addition, we anticipate that we may have to reduce the prices of some of our products to stay competitive, potentially resulting in a reduction in the profit margin for, and inventory valuation of, these products. Some of our competitors are based in foreign countries and have cost structures and prices in foreign currencies. Accordingly, currency fluctuations could cause our United States dollar-priced products to be less competitive than our competitors' products which are priced in other currencies.

Reductions or interruptions in the supply of raw materials and increases in the costs of raw materials could reduce our profit margins and adversely impact our ability to meet our customer delivery commitments.

        We require substantial amounts of raw materials, including bronze, brass, cast iron, steel and plastic and substantially all of the raw materials we require are purchased from outside sources. The availability and costs of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers and changes in exchange rates and worldwide price and demand levels. We are not currently party to any long-term supply agreements. Our inability to obtain adequate supplies of raw materials for our products at favorable costs, or at all, could have a material adverse effect on our business, financial condition or results of operations by decreasing our profit margins and by hindering our ability to deliver products to our customers on a timely basis. The costs of these raw materials are at the highest levels that they have been in many years. We may continue to experience further cost increases of these materials. If we are not able to continue to reduce or eliminate the effect of these cost increases through lowering other costs of production or successfully implementing price increases to our customers, such cost increases from our vendors could have a negative effect on our financial results.

Implementation of our acquisition strategy may not be successful, which could affect our ability to increase our revenues or our profitability.

        One of our strategies is to increase our revenues and profitability and expand our markets through acquisitions that will provide us with complementary water-related products and increase market share for our existing product lines. We cannot be certain that we will be able to identify, acquire or profitably manage additional companies or successfully integrate such additional companies without substantial costs, delays or other problems. Also, companies acquired recently and in the future may not achieve revenues, profitability or cash flows that justify our investment in them. We expect to spend significant time and effort in expanding our existing businesses and identifying, completing and integrating acquisitions. We have faced increasing competition for acquisition candidates which have resulted in significant increases in the purchase prices of many acquisition candidates. This competition, and the resulting purchase price increases, may limit the number of acquisition opportunities available to us, possibly leading to a decrease in the rate of growth of our revenues and profitability. In addition, acquisitions may involve a number of special risks, including, but not limited to:

  •
  adverse short-term effects on our reported operating results;

  •
  diversion of management's attention;

  •
  loss of key personnel at acquired companies; and

  •
  unanticipated management or operational problems or legal liabilities.

Down economic cycles, particularly reduced levels of residential and non-residential starts and remodeling, could have an adverse effect on our revenues and operating results.

        We have experienced and expect to continue to experience fluctuations in revenues and operating results due to economic and business cycles. The businesses of most of our customers, particularly plumbing and heating wholesalers and home improvement retailers, are cyclical. Therefore, the level of our business activity has been cyclical, fluctuating with economic cycles. We also believe our level of business activity is influenced by residential and non-residential starts and renovation and remodeling, which are, in turn, heavily influenced by interest rates, consumer debt levels, changes in disposable income, employment growth and consumer confidence. If these and other factors cause a material reduction in residential and non-residential and remodeling starts, our revenues and profits would decrease and result in a material adverse effect on our financial condition and results of operations.

Economic and other risks associated with international sales and operations could adversely affect our business and future operating results.

        Since we sell and manufacture our products worldwide, our business is subject to risks associated with doing business internationally. Our business and future operating results could be harmed by a variety of factors, including:

  •
  trade protection measures and import or export licensing requirements, which could increase our costs of doing business internationally;

  •
  potentially negative consequences from changes in tax laws, which could have an adverse impact on our profits;

  •
  difficulty in staffing and managing widespread operations, which could reduce our productivity;

  •
  costs of compliance with differing labor regulations, especially in connection with restructuring our overseas operations;

  •
  laws of some foreign countries, which may not protect our intellectual property rights to the same extent as the laws of the United States; and

  •
  unexpected changes in regulatory requirements, which may be costly and require time to implement.

Fluctuations in foreign exchange rates, particularly the euro, could materially affect our reported results.

        We are exposed to fluctuations in foreign currencies, as a portion of our sales and certain portions of our costs, assets and liabilities are denominated in currencies other than United States dollars. Approximately 38.5% of our sales during the year ended December 31, 2004 were from sales outside of the United States compared to 37.4% for the year ended December 31, 2003. For the years ended

December 31, 2004, 2003 and 2002, the appreciation of the euro against the United States dollar had a positive impact on sales of approximately $20.9 million, $31.1 million and $7.9 million, respectively. Additionally, our Canadian operations require significant amounts of United States purchases for their operations. If our share of revenue in non-dollar denominated currencies continues to increase in future periods, exchange rate fluctuations will likely have a greater impact on our results of operations and financial condition. Further, the Chinese government may cease its utilization of a fixed rate of exchange of the Chinese RMB against the United States dollar which could adversely affect our current favorable cost structure for goods we source from our joint ventures, our wholly-owned subsidiary in China and our outside vendors.

There are risks in expanding our manufacturing operations in China.

        As part of our strategy, we are shifting a portion of our manufacturing operations to China to reduce our production costs and sell product into the Chinese market. This shift will subject a greater portion of our operations to the risks of doing business in China. The increased production levels in China require increased levels of working capital as we are rapidly increasing headcount and manufacturing equipment. If we are unable to quickly train these new employees we may experience product quality issues. The Chinese central and local government authorities have a higher degree of control over our business in China than is customary in developed economies and makes the process of obtaining necessary regulatory approval in China inherently unpredictable. In addition, the protection accorded our proprietary technology and know-how under the Chinese legal system is not as strong as in the United States and, as a result, we may lose valuable trade secrets and competitive advantage.

If we cannot continue operating our manufacturing facilities at current or higher utilization levels, our results of operations could be adversely affected.

        The equipment and management systems necessary for the operation of our manufacturing facilities may break-down, perform poorly or fail, resulting in fluctuations in our ability to manufacture our products and to achieve manufacturing efficiencies. We operate a number of manufacturing facilities, all of which are subject to this risk, and such fluctuations at any of these facilities could cause an increase in our production costs and a corresponding decrease in our profitability. We also have a vertically-integrated manufacturing process. Each segment is dependent upon the prior process and any breakdown in one segment will adversely affect all later components. Fluctuations in our production process may affect our ability to deliver products to our customers on a timely basis. Our inability to meet our delivery obligations could result in a loss of our customers and negatively impact our business, financial condition and results of operations.

        In addition, our manufacturing restructuring plan, which we began in 2001, was initiated to reduce our manufacturing costs. As we transition more of our operations overseas, as a result of the manufacturing restructuring plan, we are transferring capacity utilization. If our planned manufacturing plant consolidations in the United States and Europe and our production capability expansion in China are not successful, our results of operations and financial condition could be materially adversely affected.

If we experience delays in introducing new products or if our existing or new products do not achieve or maintain market acceptance and regulatory approvals, our revenues and our profitability may decrease.

        Our failure to develop new and innovative products or to custom design existing products could result in the loss of existing customers to competitors or the inability to attract new business, either of which may adversely affect our revenues. Our industry is characterized by:

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  intense competition;

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  changes in specifications required by our customers, plumbing codes and/or regulatory agencies;

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  technically complex products; and

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  constant improvement to existing products and introductions of new products.

        We believe our future success will depend, in part, on our ability to anticipate or adapt to these factors and to offer, on a timely basis, products that meet customer demands and the requirements of plumbing codes and/or regulatory agencies. The development of new or enhanced products is a complex and uncertain process requiring the anticipation of technological and market trends. We may experience design, manufacturing, marketing or other difficulties, such as an inability to attract a sufficient number of experienced engineers, that could delay or prevent our development, introduction, approval or marketing of new products or enhancements and result in unexpected expenses. Such difficulties could cause us to lose business from our customers and could adversely affect our competitive position; in addition, added expenses could decrease the profitability associated with those products that do not gain market acceptance.

Environmental compliance costs and liabilities could increase our expenses or reduce our profitability.

        Our operations and properties are subject to extensive and increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and disposal and workplace safety. Such laws and regulations can impose substantial fines and sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We also could be required to halt one or more portions of our operations until a violation is cured. We could also be liable for the costs of property damage or personal injury to others. Although we attempt to operate in compliance with these environmental laws, we may not succeed in this effort at all times. The costs of curing violations or resolving enforcement actions that might be initiated by government authorities could be substantial.

        Under certain environmental laws, the current and past owners or operators of real property may be liable for the costs of cleaning up contamination, even if they did not know of or were not responsible for such contamination. These laws also impose liability on any person who arranges for the disposal or treatment of hazardous waste at any site. Therefore, our ownership and operation of real property and our disposal of waste could lead to liabilities under these laws.

        We have incurred, and expect to continue to incur, costs relating to these environmental matters. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean up requirements could require us to incur additional costs or become the basis for new or increased liabilities that could be significant. Environmental litigation, enforcement and compliance are inherently uncertain and we may experience significant costs in connection with environmental matters.

Third parties may infringe our intellectual property and we may expend resources enforcing our rights or suffer competitive injury.

        We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We may be required to spend resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. We have been limited from selling products from time-to-time because of existing patents.

We face risks from product liability and other lawsuits, which may adversely affect our business.

        We have been and may continue to be subject to various product liability claims or other lawsuits, including, among others that our products include inadequate or improper instructions for use or installation, or inadequate warnings concerning the effects of the failure of our products. In the event that we do not have adequate insurance or contractual indemnification, damages from these claims would have to be paid from our assets and could have a material adverse effect on our results of operations, liquidity and financial condition. In particular, if we settle or conclude litigation in a quarterly or annual reporting period, there could be a material impact on our operating results for that quarter or year. We, like other manufacturers and distributors of products designed to control and regulate fluids, face an inherent risk of exposure to product liability claims and other lawsuits in the event that the use of our products results in personal injury, property damage or business interruption to our customers. Although we maintain strict quality controls and procedures, including the testing of raw materials and safety testing of selected finished products, we cannot be certain that our products will be completely free from defect. In addition, in certain cases, we rely on third-party manufacturers for our products or components of our products. Although we have product liability and general insurance coverage, we cannot be certain that this insurance coverage will continue to be available to us at a reasonable cost, or, if available, will be adequate to cover any such liabilities.

The requirements of FAS 142 may result in a write-off of all or a portion of our goodwill, which would negatively impact our operating results and financial condition.

        As of December 31, 2004, we had goodwill of $226.2 million, or 24.5% of our total assets and 45.9% of our total stockholders' equity. If we are required to take an impairment charge to our goodwill in connection with the requirements of FAS 142, our operating results may decrease and our financial condition may be harmed. Under FAS 142, goodwill and identifiable intangible assets that have indefinite useful lives are no longer amortized. In lieu of amortization, we were required to perform an initial impairment review of goodwill and are required to perform annual impairment reviews thereafter. We have concluded that no impairment existed at October 24, 2004, the time of our annual review. We perform our annual test for indications of goodwill impairment in the fourth quarter of our fiscal year or sooner if indicators exist.

The loss of a major customer could have an adverse effect on our results of operations.

        Our largest customer, The Home Depot, Inc., accounted for approximately $81.3 million, or 9.9%, of our total net sales for the year ended December 31, 2004, and $74.8 million, or 10.7%, of our total net sales for year ended December 31, 2003. Our customers generally are not obligated to purchase any minimum volume of products from us and are able to terminate their relationships with us at any time. A significant reduction in orders or change in terms from The Home Depot, Inc. could have a material adverse effect on our future results of operations.

Certain indebtedness may limit our ability to pay dividends, incur additional debt and make acquisitions and other investments.

        Our revolving credit facility and other senior indebtedness contain operational and financial covenants that restrict our ability to make distributions to stockholders, incur additional debt and make acquisitions and other investments unless we satisfy certain financial tests and comply with various financial ratios. If we do not maintain compliance with these covenants, our creditors could declare a default under our revolving credit facility and our indebtedness could be declared immediately due and payable. Our ability to comply with the provisions of our indebtedness may be affected by changes in economic or business conditions beyond our control.

One of our stockholders can exercise substantial influence over our company.

        As of January 31, 2005, Timothy P. Horne, a member of our board of directors, beneficially owned approximately 22.7% of our outstanding shares of Class A common stock (assuming conversion of all shares of Class B common stock beneficially owned by Mr. Horne into Class A common stock) and approximately 99.0% of our outstanding shares of Class B common stock, which represents approximately 73.9% of the total outstanding voting power. As long as Mr. Horne controls shares representing at least a majority of the total voting power of our outstanding stock, Mr. Horne will be able to unilaterally determine the outcome of all stockholder votes and other stockholders will not be able to affect the outcome of any stockholder vote.

Conversion and sale of a significant number of shares of our Class B common stock could adversely affect the market price of our Class A common stock.

        As of January 31, 2005 there were outstanding 25,049,338 shares of our Class A common stock and 7,343,880 shares of our Class B common stock. Shares of our Class B common stock may be converted into Class A common stock at any time on a one for one basis. All of the shares of Class A common stock are freely transferable without restriction or further registration under the federal securities laws, except for any shares held by our affiliates, sales of which will be limited by Rule 144 under the Securities Act. In addition, under the terms of a registration rights agreement with respect to outstanding shares of our Class B common stock, the holders of our Class B common stock have rights with respect to the registration of the underlying Class A common stock. Under these registration rights, the holders of Class B common stock may require, on up to two occasions, that we register their shares for public resale. If we are eligible to use Form S-3 or a similar short-form registration statement, the holders of Class B common stock may require that we register their shares for public resale up to two times per year. If we elect to register any shares of Class A common stock for any public offering, the holders of Class B common stock are entitled to include shares of Class A common stock into which such shares of Class B common stock may be converted in such registration. However, we may reduce the number of shares proposed to be registered in view of market conditions. We will pay all expenses in connection with any registration, other than underwriting discounts and commissions. If all of the available registered shares are sold into the public market the trading price of our Class A common stock could decline.

Our Class A common stock has insignificant voting power.

        Our Class B common stock entitles its holders to ten votes for each share and our Class A common stock entitles its holders to one vote per share. As of January 31, 2005, our Class B common stock constituted 22.7% of our total outstanding common stock and 74.6% of the total outstanding voting power and thus is able to exercise a controlling influence over our business.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and in accordance with the Exchange Act, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Our Class A common stock is listed on the New York Stock Exchange under the symbol "WTS."

        We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See "Description of Preferred Stock" and "Description of Class A Common Stock." We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, Attention: Corporate Secretary. Our telephone number is (978) 688-1811. Our website is located at http:/www.wattswater.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 1-11499. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities:

  •
  Annual Report on Form 10-K for the year ended December 31, 2004;

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  Current Reports on Form 8-K filed February 9, 2005, February 23, 2005, March 22, 2005 and May 4, 2005;

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  Portions of our Proxy Statement filed with the SEC on March 29, 2005 that have been incorporated by reference into our Annual Report on Form 10-K;

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  The description of our common stock contained in our registration statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

        Upon request, we will provide, without charge, to each person to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Watts Water Technologies, Inc.
815 Chestnut Street
North Andover, MA 01845
(978) 688-1811
Attention: Corporate Secretary

        This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the information incorporated by reference in this prospectus, contains, and any prospectus supplement may contain, statements that are forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this prospectus, or in information incorporated by reference in this prospectus, and any prospectus supplement, regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "predicts," "potential," "intends," "continue," "may," "plans," "projects," "will," "should," "could," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements included in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may be a party to or make. We do not assume any obligation to update any forward-looking statements.

ABOUT WATTS WATER TECHNOLOGIES, INC.

        Watts Water Technologies, Inc. was founded by Joseph E. Watts in 1874 in Lawrence, Massachusetts, as Watts Regulator Co. The Company started as a small machine shop supplying parts to the New England textile mills of the 19th century and has grown into a global manufacturer of products and systems focused on the control, conservation and quality of water and the comfort and safety of the people using it. The Company was incorporated in Delaware in 1985.

        Our "Water by Watts" strategy is to be the leading provider of water quality, water conservation, water safety and water flow control products for the residential and commercial markets in North America and Europe. Our primary objective is to grow earnings by increasing sales within existing markets, expanding into new markets, making selected acquisitions and reducing manufacturing costs. We intend to continue to introduce products in existing markets by enhancing our preferred brands, developing new complementary products, promoting plumbing code development to drive sales of safety and water quality products and continuously improving merchandising in both the do-it-yourself (DIY) and wholesale distribution channels. We also target selected new markets based on growth potential and intend to continue to introduce new products appropriate for these new markets. We intend to continue to generate additional growth through selected acquisitions, both in our core markets as well as in new complementary markets. Lastly, we are committed to reducing our manufacturing costs through a combination of expanding manufacturing in lower-cost countries and consolidating our diverse manufacturing operations in North America and Europe.

        Our products are sold to wholesale distributors, major DIY chains and original equipment manufacturers (OEMs). Most of our sales are for products that have been approved under regulatory standards incorporated into state and municipal plumbing, heating, building and fire protection codes in North America and Europe. We consistently advocate for the development and enforcement of plumbing codes and are committed to providing products to meet these standards, particularly for safety and control valve products. We maintain quality control and testing procedures at each of our manufacturing facilities in order to manufacture products in compliance with code requirements. Additionally, a majority of our manufacturing facilities are ISO 9000, 9001 or 9002 certified by the International Organization for Standardization.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "WTS." Our executive offices are located at 815 Chestnut Street, North Andover, MA 01845. Our telephone number is (978) 688-1811.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratios of earnings to fixed charges for each of the periods shown. The ratio of earnings to fixed charges has been computed by dividing income before income taxes plus fixed charges (net of capitalized interest) by fixed charges. Fixed charges consist of interest expense before reduction for capitalized interest and generally one-third of rental expense, which is considered to be representative of an interest factor.

	Three Months Ended	Years Ended December 31,
	April 3, 2005	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges(1)	7.8x	7.3x	5.4x	6.3x	5.0x	5.7x

(1)
Our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

HOW WE INTEND TO USE THE PROCEEDS

        We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include the following:

  •
  the acquisition of other companies or businesses;

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  the repayment and refinancing of debt;

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  capital expenditures;

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  working capital; and

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  other purposes as mentioned in any prospectus supplement.

        Pending such uses, we may temporarily invest the net proceeds in government securities or short-term investment grade interest bearing securities. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

        Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

DESCRIPTION OF THE SECURITIES

        We may offer, from time to time, in one or more offerings, up to $300,000,000 of the following securities:

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  senior debt securities;

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  subordinated debt securities;

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  preferred stock;

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  Class A common stock;

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  depositary shares representing an interest in preferred stock;

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  warrants exercisable for preferred stock or Class A common stock;

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  stock purchase contracts; or

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  stock purchase units.

        The aggregate initial offering price of the offered securities that we may issue will not exceed $300,000,000. If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

        This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read "Where You Can Find More Information" to find out how you can obtain a copy of those documents.

        The applicable prospectus supplement will also contain the terms of a given offering, the initial offering price and our net proceeds. Where applicable, a prospectus supplement will also describe any material United States federal income tax consequences relating to the securities offered and indicate whether the securities offered are or will be quoted or listed on any quotation system or securities exchange.

DESCRIPTION OF DEBT SECURITIES

        This prospectus describes the general terms and provisions of the debt securities we may issue. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. You should read the actual indenture if you do not fully understand a term or the way we use it in this prospectus.

        We may offer senior or subordinated debt securities. Each series of debt securities may have different terms. The senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and a trustee, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the "senior indenture." Any subordinated debt securities will be issued under one or more separate indentures, dated as of a date prior to such issuance, between us and a trustee, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the "subordinated indenture" and to the trustee under the senior or subordinated indenture as the "trustee." The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the "indentures." The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. We included copies of the forms of the indentures as exhibits to our registration statement and they are incorporated into this prospectus by reference.

        If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

        We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read "Where You Can Find More Information" to find out how you can obtain a copy of those documents. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term "debt securities" includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

General

        The indentures:

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  do not limit the amount of debt securities that we may issue;

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  allow us to issue debt securities in one or more series;

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  do not require us to issue all of the debt securities of a series at the same time;

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  allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

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  provide that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.

        Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under "Description of the Debt Securities—Subordination" and in the applicable prospectus supplement.

        Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

        The prospectus supplement for each offering will provide the following terms, where applicable:

  •
  the title of the debt securities and whether they are senior or subordinated;

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  the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

  •
  the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into Class A common stock or the method by which any such portion shall be determined;

  •
  if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of Class A common stock or preferred stock received on conversion;

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  the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

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  the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

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  the date or dates, or the method for determining the date or dates, from which interest will accrue;

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  the dates on which interest will be payable;

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  the record dates for interest payment dates, or the method by which we will determine those dates;

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  the persons to whom interest will be payable;

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  the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

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  any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

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  the place or places where the principal of, and any premium, or make-whole amount, and interest on, the debt securities will be payable;

  •
  where the debt securities may be surrendered for registration of transfer or conversion or exchange;

  •
  where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

  •
  the times, prices and other terms and conditions upon which we may redeem the debt securities;

  •
  any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such an obligation;

  •
  the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

  •
  whether the principal of, and any premium, or make-whole amount, or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

  •
  whether the amount of payments of principal of, and any premium, or make-whole amount, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

  •
  whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

  •
  any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

  •
  whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

  •
  the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

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  the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

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  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

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  whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

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  whether and under what circumstances the debt securities being offered are convertible into Class A common stock or preferred stock, as the case may be, including the conversion price or rate or manner or calculation thereof;

  •
  the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

  •
  any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

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  if the debt securities of such series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

  •
  the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

  •
  any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

  •
  applicable CUSIP numbers; and

  •
  any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

        We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as "original issue discount securities." The applicable prospectus supplement will describe the United States federal income tax consequences and other relevant considerations applicable to original issue discount securities.

        We also may issue indexed debt securities. Payments of principal of and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

        Except as described under "—Merger, Consolidation or Sale of Assets" or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

        Neither the Delaware General Corporation Law nor our governing instruments define the term "substantially all" as it relates to the sale of assets. Additionally, Delaware cases interpreting the term "substantially all" rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of "substantially all" of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

        We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

        Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium, or make-whole amount, and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

        All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium, or make-whole amount, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

        Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

  •
  exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

  •
  surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

        Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

        Neither we, nor any trustee, will be required to:

  •
  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

  •
  register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

  •
  issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

        The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of our assets to, or (3) merge with or into, any other entity provided that:

  •
  either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (A) to pay the principal of, and any premium (or make-whole amount) and interest on, all of the debt securities and (B) to duly perform and observe all of the covenants and conditions contained in each indenture;

  •
  after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

  •
  an officers' certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

        Existence.    Except as permitted under "—Merger, Consolidation or Sale of Assets," the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

        Payment of taxes and other claims.    The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries' income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of our subsidiaries. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of financial information.    The indentures require us to (1) within 15 days of each of the respective dates by which we are required to file our annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that we file with the SEC under Section 13 or 15(d) of the Exchange Act, (2) to file with the trustee and the SEC any additional information, documents and reports regarding compliance by us with the conditions and covenants of the indentures, as required, (3) within 30 days after the filing with the trustee mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, summaries of any documents and reports required to be filed by us pursuant to (1) and (2) above, and (4) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

        Additional covenants.    The applicable prospectus supplement will set forth any additional covenants of Watts relating to any series of debt securities.

Events of Default, Notice and Waiver

        Unless the applicable prospectus supplement states otherwise, when we refer to "events of default" as defined in the indentures with respect to any series of debt securities, we mean:

  •
  default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

  •
  default in the payment of principal of, or any premium, or make-whole amount, on any debt security of such series for five business days at its stated maturity;

  •
  default in making any sinking fund payment as required for any debt security of such series for five business days;

  •
  default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by Watts continuing for 60 days after written notice as provided in the applicable indenture, but not of a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series;

  •
  a default under any bond, debenture, note, mortgage, indenture or instrument:

  (1)
  having an aggregate principal amount of at least $30,000,000; or

  (2)
  under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by us or our subsidiaries, if we are directly responsible or liable as obligor or guarantor, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to the issuing company specifying such default. Such notice shall be given to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities of that series. The written notice specifying such default and requiring us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and shall state that such notice is a "Notice of Default" under such indenture;

  •
  bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Watts or any significant subsidiary of Watts; and

  •
  any other event of default provided with respect to a particular series of debt securities.

        When we use the term "significant subsidiary," we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended, or Securities Act.

        If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

  •
  we have deposited with the applicable trustee all required payments of the principal, any premium, or make-whole amount, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

  •
  all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium, or make-whole amount, have been cured or waived.

        The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

  •
  in the payment of the principal, any premium, or make-whole amount, or interest;

  •
  in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

  •
  in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

        The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified persons of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

        The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, or make-whole amount, and interest on, such debt securities at the respective due dates thereof.

        The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

  •
  is in conflict with any law or the applicable indenture;

  •
  may involve the trustee in personal liability; or

  •
  may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

        Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

        The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

  •
  change the stated maturity of the principal of, or any premium, or make-whole amount, on, or any installment of principal of or interest on, any such debt security;

  •
  reduce the principal amount of, the rate or amount of interest on or any premium, or make-whole amount, payable on redemption of any such debt security;

  •
  reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

  •
  change the place of payment or the coin or currency for payment of principal of, or any premium, or make-whole amount, or interest on, any such debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

  •
  reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

        We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

  •
  to evidence the succession of another person to us as obligor under such indenture;

  •
  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

  •
  to add events of default for the benefit of the holders of all or any series of debt securities;

  •
  to add or change any provisions of an indenture (1) to change or eliminate restrictions on the payment of principal of, or premium, or make-whole amount, or interest on, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

  •
  to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

  •
  to secure the debt securities;

  •
  to establish the form or terms of debt securities of any series;

  •
  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

  •
  to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

  •
  to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

        The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

  •
  the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

  •
  the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

  •
  the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

  •
  debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

        The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

        Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority of the aggregate principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

        Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

        Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

  •
  there shall be no minimum quorum requirement for such meeting; and

  •
  the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

        Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

        Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of Watts and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.

        The term "senior debt" will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed. The prospectus supplement may include a description of additional terms implementing the subordination feature.

        No restrictions will be included in any indenture relating to subordinated securities upon the creation of additional senior debt.

        If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

        Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge their obligations to holders of any series of debt securities issued under any indenture when:

  •
  either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (A) have become due and payable, (B) will become due and payable within one year, or (C) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium, or make-whole amount, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

  •
  we have paid or caused to be paid all other sums payable; and

  •
  an officers' certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.

        Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon the issuing company's irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium, or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

  •
  to defease and be discharged from any and all obligations with respect to such debt securities; or

  •
  to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

        Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

        The indentures only permit us to establish the trust described in the paragraph above if, among other things, it has delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium, or make-whole amount, and interest.

        When we use the term "government obligations," we mean securities that are:

  •
  direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

  •
  obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

        Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (2) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium, or make-whole amount, and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

        When we use the term "conversion event," we mean the cessation of use of:

  •
  a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

  •
  the Euro both within the European Economic and Monetary Union and for the settlement of transactions by public institutions of or within the European Economic and Monetary Union; or

  •
  any currency unit or composite currency other than the Euro for the purposes for which it was established.

        Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium, or make-whole amount, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

        In the event that (1) we effect covenant defeasance with respect to any debt securities and (2) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

        The terms and conditions, if any, upon which the debt securities are convertible into Class A common stock or preferred stock will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into shares of Class A common stock or preferred stock, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the issuing company's option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

        Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

        We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to beneficial interests of participants with the depository, and records of participants, with respect to beneficial interests of persons who hold through participants with the depository. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

        Payments of principal of, and any premium, or make-whole amount, and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium, or make-whole amount, or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

        Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

        If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in their sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

        The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

        There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor's past, present or future stockholders, employees, officers or directors.

DESCRIPTION OF PREFERRED STOCK

        The following is a description of the material terms and provisions of our preferred stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation and bylaws and to any applicable amendment to the certificate of incorporation designating terms of a series of preferred stock.

General

        Under our certificate of incorporation, we have authority to issue 5,000,000 shares of preferred stock, par value $.10 per share. As of March 31, 2005, no shares of preferred stock were issued and outstanding.

        Pursuant to our certificate of incorporation, we are authorized to issue "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of our Class A common stock and Class B common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our Class A common stock and Class B common stock at a premium or otherwise adversely affect the market price of the Class A common stock and Class B common stock.

Terms

        You should refer to the applicable prospectus supplement relating to the preferred stock offered thereby for specific terms, including, where applicable, the following terms:

  •
  the distinctive serial designation and the number of shares constituting such series;

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  the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

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  the voting powers, full or limited, if any, of the shares of such series;

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  whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

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  the amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the company;

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  whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

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  whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the company and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

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  the price or other consideration for which the shares of such series shall be issued;

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  whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of undesignated preferred stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

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  such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the board of directors may deem advisable.

Rank

        Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up our affairs, rank:

  •
  senior to all classes or series of our common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up our affairs;

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  on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and

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  junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

        The term "equity securities" does not include convertible debt securities.

Dividends

        Holders of the preferred stock of each series will be entitled to receive cash dividends, when, as and if declared by our board of directors. We will pay dividends out of assets which are legally available for payment of dividends. We will specify the rate(s) of dividends and the dates that we will pay dividends in the applicable prospectus supplement. Dividends will be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of directors.

        Dividends on any series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are non-cumulative, then the holders of such series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date. Accordingly, we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment date.

        If preferred stock of any series is outstanding, we will not declare, pay or set aside funds to pay dividends on any other series of our capital stock ranking, as to dividends, on parity with or junior to the preferred stock of such series for any period unless:

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  if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock of such series for all past dividend periods and the then current dividend period; or

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  if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

        We must declare all dividends pro rata on all series of preferred stock that rank on parity with the series of preferred stock upon which we paid dividends if we did not pay or set aside funds to pay dividends on the series of preferred stock in full. We must declare dividends pro rata to ensure that the amount of dividends declared per share of preferred stock bear in all cases the same ratio that accrued dividends per share of preferred stock bears to each other. We will not accumulate unpaid dividends for prior dividend periods with respect to accrued dividends on preferred stock that do not have cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless:

  •
  if such series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends for all past dividend periods and the then current dividend period; or

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  if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period;

we will not: (1) declare or pay or set aside funds to pay dividends; (2) declare or make any other distribution upon the Class A common stock or any other shares of our stock ranking junior to or on parity with the preferred stock of such series as to dividends or upon liquidation; (3) redeem, purchase or otherwise acquire for any consideration any Class A common stock, or any other shares of our stock ranking junior to or on parity with the preferred stock of such series as to dividends; nor (4) pay any monies to or make any monies available for a sinking fund to redeem of any such shares, except by conversion into or exchange for other of our shares of our capital stock ranking junior to the preferred stock of such series as to dividends or liquidation. Notwithstanding the preceding sentence, we may declare or set aside dividends in Class A common stock or other shares of capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

        Any dividend payment we make on a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remain payable.

Redemption

        If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

        The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

        Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:

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  if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for the past and current dividend period; or

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  if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the current dividend period.

        In addition, we will not acquire any preferred stock of a series unless:

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  if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

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  if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period;

        However, at any time we may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

        If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.

        We will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:

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  the redemption date;

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  the number of shares and series of the preferred stock to be redeemed;

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  the redemption price;

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  the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

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  that dividends on the shares to be redeemed will cease to accrue on such redemption date;

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  the date upon which the holder's conversion rights, if any, as to such shares shall terminate; and

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  the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

        If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any Class A common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. After payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

        Upon liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

        Holders of preferred stock will not have any voting rights, except as described in the next paragraph, as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

        Unless otherwise provided for any series of preferred stock, so long as any preferred stock of a series remains outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the preferred stock of such series outstanding at the time, given in person or by proxy, either in writing or at a meeting with each of such series voting separately as a class:

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  authorize, or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to such series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any of our authorized shares of capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

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  amend, alter or repeal the provisions of our certificate of incorporation or the amendment to our certificate of incorporation designating the terms for such series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof.

        Notwithstanding the preceding bullet point, if the preferred stock remains outstanding with the terms thereof materially unchanged, the occurrence of any of the events described above shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of preferred stock, even if upon the occurrence of such an event we may not be the surviving entity. In addition, any increase in the amount of (1) authorized preferred stock or the creation or issuance of any other series of preferred stock, or (2) authorized shares of such series or any other series of preferred stock, in each case ranking on parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, we have redeemed or called for redemption all outstanding shares of such series of preferred stock and, if called for redemption, have deposited sufficient funds in trust to effect such redemption.

Conversion Rights

        The terms and conditions, if any, upon which any series of preferred stock is convertible into Class A common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Class A common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

Transfer Agent

        The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF CLASS A COMMON STOCK

        The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation and bylaws.

General

        Under our certificate of incorporation, we have authority to issue 80,000,000 shares of Class A common stock, par value $.10 per share, and 25,000,000 shares of Class B common stock, par value $.10 per share. As of March 31, 2005, 25,091,676 shares of Class A common stock and 7,343,880 shares of Class B common stock were issued and outstanding. All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable. Thus, the full price for the outstanding shares of common stock will have been paid at issuance and any holder of our common stock will not be later required to pay us any additional money for such common stock.

Dividends

        Subject to preferential rights of any other class or series of stock, the holders of shares of our Class A common stock and our Class B common stock are entitled to receive dividends, including dividends of our stock, as and when declared by our board of directors, subject to any limitations applicable by law and to the rights of the holders, if any, of our preferred stock. Whenever we pay any dividends, other than dividends of our stock, on our Class A common stock, each share of Class B common stock is entitled to receive a dividend at least equal to the dividend paid per share on our Class A common stock and vice versa. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of Class A common stock and Class B common stock will receive dividends pro rata out of assets that we can legally use to pay distributions, subject to any rights that are granted to the holders of any class or series of preferred stock.

Voting Rights

        The holders of Class A common stock have one vote per share and the holders of Class B common stock have ten votes per share. Except as may be required by law and in connection with some significant actions, such as mergers, consolidations, or amendments to our certificate of incorporation that affect the rights of stockholders, holders of our Class A common stock and our Class B common stock vote together as a single class. Each share of our Class B common stock is convertible into one share of our Class A common stock at any time at the holder's option. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Other Rights

        Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Transfer Agent

        The transfer agent for our Class A common stock is EquiServe Trust Company, N.A. The transfer agent for our Class B common stock is Flowers and Manning LLP.

DESCRIPTION OF DEPOSITARY SHARES

General

        We may issue receipts for depositary shares, each of which will represent a fractional interest of a particular series of preferred stock, as specified in the applicable prospectus supplement. The preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named in the deposit agreement and the holders of the depositary receipts. Immediately following our issuance and delivery of the preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Subject to the terms of the applicable depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by the depositary receipts, to all the rights and preferences of preferred stock represented by the depositary shares, including dividend, voting, conversion, redemption and liquidation rights, in each case as designated by our board of directors and described in the applicable prospectus supplement.

        The summary of our depositary shares set forth below is not complete. You should refer to the applicable prospectus supplement, provisions of the deposit agreement and the depositary receipts that will be filed with the SEC as part of the offering of any depositary shares. To obtain copies of these documents, see "Where You Can Find More Information."

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received with respect to the applicable series of the preferred stock proportionately to the record holders of the depositary receipts entitled to receive the distribution. Such distributions are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

        In the event of a non-cash distribution, the depositary will distribute property it receives to the record holders of depositary receipts entitled to the property unless the depositary determines that it cannot be made proportionately or it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds of such sale to holders of the depository receipts entitled to receive the distribution. Such distributions by the depositary are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain changes and expenses to the depositary.

Withdrawal of Shares

        Unless the related depositary shares have previously been called for redemption, upon surrender of the depositary receipts at the corporate trust office of the depositary, the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of shares of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption

        Whenever we redeem preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. With respect to noncumulative preferred stock, dividends will be paid for the current dividend period only. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata or by any other equitable method determined by us.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease. However, the holders will have the right to receive any moneys payable upon redemption and any money or other property that the holders of such depositary receipts were entitled to at the time of redemption when they surrender their depositary receipts to the depositary.

Voting Rights

        Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary receipts related to such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights of the preferred stock related to such holder's depositary receipts. The record date for depositary receipts will be the same date as the record date for preferred stock. The depositary will vote the preferred stock related to such depositary receipts in accordance with such instructions, and we will agree to take all reasonable action that the depositary deems necessary to enable it to vote the preferred stock. The depositary will abstain from voting preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts.

Liquidation Preference

        In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of a depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

        The depositary shares, as such, are not convertible into Class A common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares into shares of whole Class A common stock, other preferred stock or other shares of capital stock. Upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional shares will be issued upon conversion. If conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the existing holders of at least a majority of the depositary shares evidenced by outstanding depositary receipts.

        We may terminate the deposit agreement upon not less than 30 days' prior written notice to the depositary if a majority of each class of preferred stock affected by such termination consents to such termination. Upon termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts. In addition, the deposit agreement will automatically terminate if:

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  all outstanding depositary shares have been redeemed;

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  there has been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up and such distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

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  each related share of preferred stock shall have been converted into shares of capital stock that is not represented by depositary shares.

Fees of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the depositary's fees and expenses for any duties that holders request to be performed which are outside those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its resignation, and we may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The depositary will forward to holders of depositary receipts any reports and communications from us which it receives with respect to the related preferred stock. Neither we nor the depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performing their duties thereunder in good faith and without gross negligence or willful misconduct. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred stock represented thereby unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

        If the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

        We have no warrants or other share purchase rights outstanding other than options issued under our stock option plans. We may issue warrants for the purchase of preferred stock or Class A common stock. Warrants may be issued independently, together with any other securities offered by any prospectus supplement or through a dividend or other distribution to our stockholders and may be attached to or separate from such securities. We may issue warrants under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and applicable warrant agreement, including, where applicable, the following:

  •
  the title of such warrants;

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  the aggregate number of warrants offered and the aggregate number of warrants outstanding as of the most practicable date;

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  the price or prices at which we will issue the warrants;

  •
  the designation, number and terms of the preferred stock or Class A common stock that can be purchased upon exercise of the warrants and the procedures and conditions relating to the exercise of the warrants;

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  the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each of those securities;

  •
  the date, if any, on and after which the warrants and the related preferred stock or Class A common stock, if any, will be separately transferable;

  •
  the price at which each share of preferred stock or Class A common stock that can be purchased upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

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  the minimum or maximum amount of such warrants which may be exercised at any one time;

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  whether the warrants represented by warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

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  information with respect to any book-entry procedures;

  •
  a discussion of applicable United States federal income tax consequences;

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  redemption or call provisions of the debt warrants, if any; and

  •
  any other terms of such warrants, including terms and additional rights, preferences, privileges, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our Class A common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of Class A common stock and the number of shares of Class A common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

        The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

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  our debt securities; or

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  debt obligations of third parties, including United States Treasury securities;

securing the holders' obligations to purchase the Class A common stock under the stock purchase contracts.

        The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

        The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, the prepaid securities and the document contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units. Material United States federal income tax consideration applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

HOW WE PLAN TO SELL THE SECURITIES

        We may sell the securities in any one or more of the following ways:

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  directly to investors;

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  to investors through agents;

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  directly to agents;

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  to dealers;

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  if indicated in the prospectus supplement, by delayed delivery contracts or by remarketing firms;

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  through underwriting syndicates led by one or more managing underwriters;

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  through one or more underwriters acting alone; and

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  through a combination of any such methods of sale.

        Any underwritten offering may be on a best efforts or a firm commitment basis. If underwriters are used in the sale, the securities acquired by the underwriters will be for their own account. The underwriters may resell the securities in one or more transactions, including without limitation negotiated transactions, at a fixed public offering price or at a varying price determined at the time of sale. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities if any are purchased. Any public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

        The distribution of the securities may be effected from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Any of the prices may represent a discount from the prevailing market prices.

        In the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will, where applicable:

  •
  identify any such underwriter or agent;

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  describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each of such underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

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  identify the purchase price and proceeds from such sale;

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  identify the amounts underwritten;

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  identify the nature of the underwriter's obligation to take the securities; and

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  identify any quotation systems or securities exchanges on which the securities may be quoted or listed.

        Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the Class A common stock, which is listed on the New York Stock Exchange. Any Class A common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to applicable notices. We may elect to apply for quotation or listing of any series of debt securities or preferred stock, respectively, on a quotation system or an exchange but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities or preferred stock.

        Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

        If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

        The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

        We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice at any time.

        Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or contribution from us to payments which the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

        If indicated in the applicable prospectus supplement, securities may also be offered or sold by a "remarketing firm" in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms may act as principals for their own accounts or as agents. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us. It will also describe the remarketing firms compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

        If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on such future date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (1) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (2) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the delayed delivery contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such delayed delivery contracts.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

        To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

EXPERTS

        The consolidated financial statements of Watts Water Technologies, Inc., and subsidiaries (the Company) and related financial statement schedule as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        The audit report with respect to management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 contains an explanatory paragraph which states that Watts Water Technologies, Inc. acquired Orion Enterprises, Inc., TEAM Precision Pipework, Ltd., and Flowmatic Systems, Inc. during 2004 (collectively the 2004 acquisitions). Management excluded from its assessment of internal control over financial reporting, the 2004 acquisitions representing consolidated total assets of $80 million and consolidated revenues of $33 million included in the consolidated financial statements of Watts Water Technologies, Inc. as of and for the year ended December 31, 2004. The audit report with respect to internal control over financial reporting of Watts Water Technologies, Inc. also excluded an evaluation of the internal control over financial reporting of the 2004 acquisitions.

        The audit report with respect to the consolidated balance sheets of Watts Water Technologies, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows and for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule refers to the Company's change, effective January 1, 2002, of its method of accounting for goodwill and other intangible assets based on the adoption of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

LEGAL MATTERS

        Certain legal matters, including the legality of the securities offered, will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

5,000,000 Shares

Class A Common Stock

Prospectus Supplement

JPMorgan
KeyBanc Capital Markets
Robert W. Baird & Co.
SunTrust Robinson Humphrey

November 15, 2006

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our Class A common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the Class A common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

QuickLinks

Table of contents
About this prospectus supplement
Forward-looking statements
Summary
The offering
Risk factors
Use of proceeds
Capitalization
Price range of Class A common stock
Selected consolidated financial data
Management's discussion and analysis of financial condition and results of operations
Business
Underwriting
Legal matters
Where you can find more information
Table of Contents
RISK FACTORS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ABOUT WATTS WATER TECHNOLOGIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES
HOW WE INTEND TO USE THE PROCEEDS
DESCRIPTION OF THE SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF CLASS A COMMON STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
HOW WE PLAN TO SELL THE SECURITIES
EXPERTS
LEGAL MATTERS